Exhibit 10.1

LOAN AND SECURITY AGREEMENT

dated as of March 24, 2005

by and among

K-SEA OPERATING PARTNERSHIP L.P.,

as Borrower,

the Lenders party hereto,

LASALLE BANK NATIONAL ASSOCIATION,

as Syndication Agent

and

KEYBANK NATIONAL ASSOCIATION,

as Administrative Agent and Collateral Trustee for the Lenders

TABLE OF CONTENTS

ARTICLE I DEFINITIONS

Section 1.01	Defined Terms

Section 1.02	Terms Generally

Section 1.03	Accounting Terms; GAAP

ARTICLE II THE LOANS

Section 2.01	Commitments

Section 2.02	Loans

Section 2.03	Interest

Section 2.04	[RESERVED]

Section 2.05	Requests for Loans

Section 2.06	Funding of Loans

Section 2.07	Termination and Reduction of Commitments

Section 2.08	Repayment of Loans; Evidence of Debt

Section 2.09	Prepayment of Loans

Section 2.10	Fees

Section 2.11	Increased Costs; Illegality

Section 2.12	Break Funding Payments

Section 2.13	Taxes.

Section 2.14	Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

Section 2.15	Letters of Credit

Section 2.16	Cash Collateral Account

Section 2.17	Mitigation Obligations; Replacement of Lenders

Section 2.18	Increase of Commitments

ARTICLE III GRANT OF SECURITY INTEREST

Section 3.01	Grant of Security Interest

Section 3.02	Substitution of Pool Vessel

Section 3.03	Orderly Liquidation Value

Section 3.04	Negative Pledge

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ARTICLE IV REPRESENTATIONS AND WARRANTIES

Section 4.01	Organization

Section 4.02	Power and Authority

Section 4.03	Governmental Approvals; No Conflicts

Section 4.04	Financial Condition; No Material Adverse Change

Section 4.05	Litigation

Section 4.06	Environmental Condition

Section 4.07	Compliance with Laws and Agreements

Section 4.08	Investment and Holding Company Status

Section 4.09	Taxes

Section 4.10	ERISA

Section 4.11	Disclosure

Section 4.12	No Other Name

Section 4.13	Title

Section 4.14	Lenders’ Security Interest

Section 4.15	Citizenship

Section 4.17	Government Consents for Conduct of Business

Section 4.18	Federal Reserve Regulations.

ARTICLE V CONDITIONS

Section 5.01	Effective Date.

Section 5.02	Each Loan and Letter of Credit

ARTICLE VI AFFIRMATIVE COVENANTS

Section 6.01	Financial Statements and Other Information

Section 6.02	Pool Vessel Appraisals

Section 6.03	Fees and Expenses

Section 6.04	Notices of Material Events

Section 6.05	Existence; Conduct of Business

Section 6.06	Insurance

Section 6.07	Taxes; Use

Section 6.08	Maintenance of Properties; Use and Operation of Pool Vessels

Section 6.09	Books and Records; Inspection Rights

Section 6.10	Use of Proceeds

Section 6.11	U.S. Person

Section 6.12	Documentation

Section 6.13	Further Assurances

Section 6.14	Borrower’s Title; Lenders’ Security Interest; Personal Property

Section 6.15	Indemnification

Section 6.16	Performance of Contracts

Section 6.17	Environmental Compliance

Section 6.18	Subsidiary Guaranties

Section 6.19	Relating to the Vessels

Section 6.20	Working Capital Clean-Down

ARTICLE VII NEGATIVE COVENANTS

Section 7.01	Fixed Charge Coverage Ratio

Section 7.02	Total Funded Debt to Tangible Capitalization Ratio

Section 7.03	Total Funded Debt to EBITDA Ratio

Section 7.04	Asset Coverage Ratio

Section 7.05	No Liens

Section 7.06	No Changes in Borrower

Section 7.07	No Disposition of Assets

Section 7.08	Fundamental Changes

Section 7.09	Transactions with Affiliates

Section 7.10	Restrictive Agreements

Section 7.11	Limitations on Advances and Distributions

Section 7.12	Limitations on Other Indebtedness

Section 7.13	Limitations on Negative Pledge

Section 7.14	Acquisitions

Section 7.15	Partnerships, Joint Ventures

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES

Section 8.01	Events of Default

Section 8.02	Remedies

Section 8.03	Lenders’ Cure of Third Party Agreement Default

ARTICLE IX THE AGENTS

Section 9.01	Authorization and Action

Section 9.02	Agent’s Reliance, Etc

Section 9.03	KeyBank and Affiliates

Section 9.04	Lender Credit Decision

Section 9.05	Indemnification

Section 9.06	Successor Administrative Agents

Section 9.07	Events of Default

Section 9.08	Payments

Section 9.09	Administrative Agent May File Proofs of Claim

Section 9.10	Agents

ARTICLE X MISCELLANEOUS

Section 10.01	Notices

Section 10.02	Term and Termination

Section 10.03	K-Sea as Agent for Borrower

Section 10.04	Discharge of Borrower

Section 10.05	Waivers; Amendments

Section 10.06	Expenses; Indemnity; Damage Waiver

Section 10.07	Successors and Assigns

Section 10.08	Survival

Section 10.09	Counterparts; Integration; Effectiveness

Section 10.10	Severability

Section 10.11	Right of Set-off

Section 10.12	Governing Law; Jurisdiction; Consent to Service of Process

Section 10.13	WAIVER OF JURY TRIAL

Section 10.14	Headings

Section 10.15	Confidentiality

Section 10.16	Interest Rate Limitation

Section 10.17	Further Assurances

Section 10.18	Judgment Currency

Section 10.19	USA Patriot Act Notice

EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Opinion of Borrower’s Counsel
Exhibit D	-	Form of Standby Letter of Credit
Exhibit E	-	Form of Application for Documentary Letter of Credit
Exhibit F	-	Form of Loan Request
Exhibit G	-	Form of Credit Request
Exhibit H	-	Form of Subsidiary Guaranty

SCHEDULES
Schedule 1.01	-	Pool Vessels
Schedule 2.01	-	Commitments
Schedule 4.06	-	Environmental Compliance
Schedule 4.14	-	Charters
Schedule 5.01	-	Existing Indebtedness

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THIS LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of March 24, 2005, among K-SEA OPERATING PARTNERSHIP L.P., a Delaware limited partnership (“Borrower”), the Lenders party hereto (the “Lenders”), LASALLE BANK NATIONAL ASSOCIATION, as syndication agent, and KEYBANK NATIONAL ASSOCIATION, a national banking association (“KeyBank”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and as collateral trustee for Lenders (in such capacity, the “Collateral Trustee”).

RECITALS

WHEREAS, Borrower desires to obtain loan facilities in the initial aggregate amount of Eighty Million Dollars ($80,000,000.00) in order to refinance certain outstanding obligations of the Borrower and its Affiliates under current senior credit facilities, finance the ongoing working capital and capital expenditures of the Borrower and its affiliates, obtain the issuance of Letters of Credit and for general corporate purposes, including acquisitions, and

WHEREAS, Lenders have agreed to provide Borrower with a revolving credit facility in the amount up to Eighty Million Dollars ($80,000,000.00) (with a Twenty Million Dollar ($20,000,000.00) sublimit for Letters of Credit) (the “Facility”) that shall be secured by all the Collateral (as hereinafter defined) and otherwise subject to the terms and conditions of this Agreement.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01                            Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Adjusted LIBOR Rate” means, with respect to any LIBOR Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) LIBOR for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means KeyBank National Association, a national banking association, in its capacity as administrative agent for Lenders hereunder.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, provided, however, that with respect to Borrower and K-Sea, this term shall not be deemed to describe any Person who is not any of Borrower, the general partner of Borrower, K-Sea or a direct or indirect subsidiary of K-Sea.

“Agent” means Administrative Agent and/or Collateral Trustee, as the case may be.

“Alternative Currency” means any currency freely transferable into Dollars to the extent that such currency is approved by the Administrative Agent and the L/C Issuer.

“Anniversary Date” means the date occurring one (1) year after the Effective Date and the same date in every year thereafter.

“Applicable Law” means all applicable provisions of all (a) constitutions, statutes, ordinances, rules, regulations and orders of all governmental and/or quasi-governmental bodies, (b) Government Approvals, and (c) order, judgments and decrees of all courts and arbitrators.

“Applicable Margin” means, at all times during the applicable periods set forth below: (a) with respect to Base Rate Loans, the percentage set forth below under the heading “Base Rate Margin” and adjacent to such period, (b) with respect to LIBOR Loans, the percentage set forth below under the heading “LIBOR Margin” and adjacent to such period and (c) with respect to the Commitment Fees, the percentage set forth below under the heading “Commitment Fee Margin” and adjacent to such period:

Period		Applicable Margin
When the Total Funded Debt to EBITDA Ratio is greater than or equal to	And less than	Base Rate Margin	LIBOR Margin	Commitment Fee Margin
3.25:1.00		0.250%	2.000%	0.375%
2.75:1.00	3.25:1.00	0.000%	1.750%	0.250%
2.25:1.00	2.75:1.00	0.000%	1.500%	0.225%
1.75:1.00	2.25:1.00	0.000%	1.250%	0.200%
	1.75:1.00	0.000%	1.000%	0.175%

Changes in the Applicable Margin resulting from a change in the Total Funded Debt to EBITDA Ratio shall be based upon the certificate most recently delivered under Section 6.01(b) and shall become effective on the first day of the month immediately succeeding the date such certificate is required to be delivered to the Administrative Agent pursuant to Section 6.01(b).  Notwithstanding anything to the contrary in this definition, (i) if Borrower shall fail to deliver to the Administrative Agent such a certificate on or prior to any date required by Section 6.01(b), the Total Funded Debt to EBITDA Ratio shall be deemed to be greater than 3.25:1.00 from and including such date to the first day of the month immediately succeeding the date of delivery to the Administrative Agent of such certificate and (ii) during the period commencing on the Effective Date and ending on the first day of the month immediately succeeding the date that the certificate to be delivered under Section 6.01(b) for the fiscal quarter ending June 30, 2005 is to be delivered to the Administrative Agent, the Applicable Margin shall be 0.000% for Base Rate Loans, 1.750% for LIBOR Loans and 0.250% with respect to the Commitment Fees.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment.

“Appraisal” means any appraisal, either visual or desktop or both, as determined by an appraiser, of the Pool Vessels, conducted from time to time by an Appraiser acceptable to the Administrative Agent pursuant to the terms of this Agreement and shall also include the appraisal of the Pool Vessels performed by the Administrative Agent prior to the date hereof, or at the Administrative Agent’s direction, by an appraiser appointed by Administrative Agent and paid for by Borrower.

“Appraiser” means any one of L&R Midland, Marcon International, Inc., Merrill Marine Services, Inc., or any other Person agreed to by Borrower and the Administrative Agent.

“Asset Coverage Ratio” means, as of any date of determination, the ratio of the Orderly Liquidation Value of all Pool Vessels that are part of the Collateral divided by the aggregate Revolving Credit Exposure of all Lenders.

“Asset Disposition” means the disposition of any or all of the fixed assets of the Borrower or any of its Subsidiaries included in the Collateral whether by sale, lease, transfer or otherwise (but excluding damage, destruction, loss or condemnation); provided, however, prior to the occurrence of an Event of Default, the term “Asset Disposition” shall not include (a) any sale, lease, transfer or other disposition of (i) inventory in the ordinary course of business; (ii) obsolete or worn out equipment; (iii) traded-in equipment, (iv) assets by Borrower to a Guarantor or by a Guarantor to Borrower or another Guarantor; or (v) transfers permitted under Section 7.07, (b) sale-leaseback transactions not otherwise prohibited hereby and (c) charters or other employment contracts of Pool Vessels not otherwise prohibited hereby.

“Assignment and Acceptance” means an assignment and acceptance entered into by any Lender and an assignee (with the consent of any party whose consent is required by Section 10.07 hereof), and accepted by Administrative Agent, in the form of Exhibit B or any other form approved by Administrative Agent.

“Assignments” means, collectively, the Earnings Assignment and the Assignment of Insurances.

“Assignment of Insurances” means the first priority assignment of insurances respecting the Pool Vessels granted by Borrower in favor of the Collateral Trustee in form and substance satisfactory to Administrative Agent.

“Availability Period” means the period from and including the Effective Date to, but excluding, the earlier of the Termination Date and the date of termination of the Commitments.

“Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate, or (b) one-half of one percent (0.50%) in excess of the Federal Funds Effective Rate.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means any Loan bearing interest at the Base Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means K-Sea Operating Partnership L.P., a Delaware limited partnership.

“Borrowing Base” means 80% of the Orderly Liquidation Value of the Pool Vessels.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that when used in connection with a Loan that bears interest at a rate per annum equal to the LIBOR Rate (including any notice in respect thereof), the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means any expenditure or liability that is properly charged to a capital account or otherwise capitalized on Borrower’s consolidated balance sheet in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. Section 9601 et seq. and as further amended from time to time.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of ownership interests representing more than 50% of the general partnership interest in K-Sea or more than 50% of the aggregate ordinary voting power represented by the issued and outstanding ownership interests of Borrower or any Subsidiary Guarantor, or (b) for the period of twelve (12) consecutive calendar months, a majority of the board of Borrower or any Guarantor shall no longer be composed of individuals (i) who were members of said board on the first day of such period, (ii) whose election or nomination to said board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of said board, or (iii) whose election or nomination to said board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of said board.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement, including, without limitation, any change in any statutory, regulatory or institutional reserve requirement, including, but not limited to, the Statutory Reserve Rate, or (c) compliance by any Lender (or, for purposes of Section 2.11(b) hereof, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Classification Society” means the American Bureau of Shipping or such other classification society acceptable to Lenders.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the collateral described in this Agreement, including, but not limited to, in Article III hereof, the Assignments and the Mortgage, including, without limitation, the Pool Vessels, and the Proceeds thereof, all insurance with respect to the Pool Vessels, any and all charters of the Pool Vessels by Borrower and all Hire and other amounts payable from time to time thereunder and the Proceeds thereof, all future charters of the Pool Vessels by Borrower, including all Hire payments and Proceeds of the foregoing and all amounts payable hereunder as more specifically described herein and in the Assignments and the Mortgage.

“Collateral Trustee” means KeyBank National Association in its capacity as collateral trustee for Lenders hereunder.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder, expressed as an amount representing one hundred percent (100%) of the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 hereof, and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.07 hereof.  The initial amount of each Lender’s Commitment is set forth (x) on Schedule 2.01 or (y) in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Fee” has the meaning set forth in Section 2.10.

“Commitment Fee Margin” has the meaning set forth in the definition of “Applicable Margin”.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means each of Borrower, each Guarantor and each of their respective Subsidiaries; provided, however, “Credit Party” shall exclude Inversiones Kara Sea Srl.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Distributions” means, with respect to any Person (i) cash distributions or any other distributions on, or in respect of, any ownership interest or any membership or partnership interest of such Person, and (ii) any and all funds, cash or other payments made in respect of the redemption, repurchase or acquisition of such interest.

“Documentary Letter of Credit” shall have the meaning ascribed thereto in Section 2.02(c) hereof.

“Dollar Equivalent” means, at any date of determination thereof, with respect to an amount of an Alternative Currency, the amount of Dollars which could be purchased with such amount of such Alternative Currency at the spot exchange rate therefor as quoted by the Administrative Agent as of 11:00 a.m. (New York City time) on the date two Business Days prior to the date of any determination thereof for purchase on such date (or, in the case of any determination pursuant to Section 10.18, on the date of determination).

“Dollars” or “$” refers to lawful money of the United States of America.

“Earnings Assignment” means the general assignment for security interest purposes of all charters, charter hire, freights and earnings with respect to the Pool Vessels granted by Borrower in favor of the Collateral Trustee, in form and substance satisfactory to the Administrative Agent.

“EBITDA” means, with respect to any fiscal period of K-Sea and its consolidated Affiliates, including, without limitation, Borrower and each Guarantor, on a consolidated basis, the sum of:

(1)                                  the net income (or net loss) of Borrower (determined in accordance with GAAP) for such fiscal period, without giving effect to any extraordinary pre-tax gains or losses; plus:

(2)                                  to the extent that any of the items referred to in any of clauses (i) through (iii) below were deducted in calculating such net income:

(i)                                     Interest Expense of Borrower for such fiscal period;

(ii)                                  federal and state income tax expenses of Borrower for such fiscal period;

(iii)                               the amount of all depreciation and amortization for such fiscal period; minus

(3)                                  to the extent added in calculating such net income, gains from sales, exchanges and other dispositions of assets not in the ordinary course of business.

“Effective Date” means the date on which the conditions specified in Section 5.01 hereof are satisfied (or waived in accordance with Section 10.06 hereof).

“Environmental Action” means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement arising under any Environmental Law or Environmental Permit relating to Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment in connection with or arising from exposure to or the actual or potential release of Hazardous Materials, including (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages, and (b) by any Governmental Authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Event” means (a) an environmental event that has occurred or any environmental condition that is discovered in, on, beneath, from or involving any of the Pool Vessels (including the presence, emission or release of Hazardous Materials or the violation of any applicable Environmental Law) for which a remediation or reporting could reasonably be required under applicable Environmental Law, or (b) notification received by Borrower, any Guarantor or any charterer of a Pool Vessel that such charterer, such Guarantor, Borrower, or any Pool Vessel is the subject of an Environmental Action relating to such Pool Vessel that could reasonably be expected to result in any ordered remediation or corrective action or other material liability under applicable Environmental Law.

“Environmental Law” means any and all applicable international, foreign, federal, state, regional and local laws (as well as obligations, duties and requirements relating thereto under common law) relating to:  (a) emissions, discharges, spills, releases or threatened releases of pollutants, contaminants, Hazardous Materials, materials containing Hazardous Materials, or hazardous or toxic materials or wastes into ambient air, surface water (including, without limitation, all inland and ocean waters), groundwater, watercourses, publicly or privately-owned treatment works, drains, sewer systems, wetlands, septic systems or onto land; (b) the use, treatment, storage, disposal, handling, manufacturing, transportation, or shipment of Hazardous Materials, materials containing Hazardous Materials or hazardous and/or toxic wastes, materials, products or by-products (or of equipment or apparatus containing Hazardous Materials); or (c) pollution or the protection of human health, safety or the environment from exposure to or injury or damage caused by Hazardous Materials.  Without limitation, “Environmental Law” includes CERCLA and OPA 90 and IMO 13(g) (when and if the latter comes into effect).

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Article VIII hereof.

“Event of Loss” means, with respect to any Pool Vessel, the actual or constructive loss or the disappearance of such Pool Vessel or the loss of use thereof, due to theft, destruction, damage beyond repair or damage from any reason whatsoever, to an extent which makes repair uneconomical, or rendition thereof unfit for normal use, or the condemnation, confiscation or seizure of, or requisition of title to such Pool Vessel by any Governmental Authority or any other Person, or the requisition of use of any Pool Vessel by any non-United States Governmental Authority, in each case whether or not acting under color of Governmental Authority.

“Existing Letters of Credit” means, collectively, (a) Irrevocable Standby Letter of Credit No. S308212 dated January 14, 2004 issued by KeyBank in favor of the United States of America, represented by the Secretary of Transportation, acting by and through the Maritime Administrator, as beneficiary, in the aggregate amount of $6,485,000 (the “Existing MARAD Letter of Credit”) and (b) Irrevocable Standby Letter of Credit No. S309764 dated November 3, 2004 issued by KeyBank in favor of New York State Department of Taxation and Finance, as beneficiary, in the aggregate amount of $2,000.

“Excluded Taxes” means, with respect to the Administrative Agent, the Collateral Trustee, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Administrative Agent, such Lender or such other recipient is located, and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 2.17(b) hereof), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure or inability to comply with Section 2.13(d) hereof, except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.13(a) hereof.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person consisting of proceeds of casualty type insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), and condemnation awards (and payments in lieu thereof) and indemnity payments relating to third party claims; provided, however, that an Extraordinary Receipt shall not include cash receipts received from proceeds of insurance, condemnation awards (and payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments (a) in respect of loss or damage to Pool Vessels, equipment, fixed assets or real property are applied (or in respect of which expenditures were previously incurred) to replace or repair the Pool Vessels, equipment, fixed assets or real property in respect of which such proceeds, awards or payments were received in accordance with the terms of the Loan Documents, so long as such application, or commitment to make such application, is made within twelve (12) months after the occurrence of such damage or loss; or (b) are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“Facility” means the revolving facility in the aggregate amount outstanding at any time not to exceed the Maximum Amount with a sublimit for Letters of Credit in the amount of Twenty Million Dollars ($20,000,000.00) as described in Section 2.02(c) hereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of Borrower.

“Financial Statements” means the balance sheet and statement of income and cash flows of K-Sea and its consolidated Affiliates (including, without limitation, Borrower and all

Guarantors), on a consolidated basis, as required from time to time to be provided by Borrower under this Agreement.

“Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) EBITDA less Maintenance CAPEX divided by (b) Fixed Charges, in each case for the four fiscal quarter period ending on such date or, if such date is not the last day of a fiscal quarter, for the immediately preceding four fiscal quarter period.

“Fixed Charges” means the sum, for any period for K-Sea and its consolidated Affiliates, including, without limitation, Borrower and any Guarantor, on a consolidated basis, of the following:  (i) Interest Expense, plus (ii) the current portion of capital lease payments, plus (iii) Scheduled Principal Payments, plus (iv) cash income taxes.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America, as may be determined by the Financial Accounting Standards Board.

“Government Approval” means an authorization, consent, non-action, approval, license or exemption of, registration or filing with, or report to, any governmental or quasi-governmental department, agency, body or other unit.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include any endorsement for collection or deposit in the ordinary course of business.

“Guarantors” means, collectively, K-Sea and any Subsidiary Guarantor from time to time, and each, a “Guarantor.”

“Hazardous Materials” means (a) hazardous materials, hazardous wastes, and hazardous substances as those or similar terms are defined under any Environmental Laws, including, but not limited to, the following:  the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., as amended from time to time, the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as amended from time to time, CERCLA, the Clean Water Act, 33 U.S.C. Section 1251 et seq., as amended from time to time, the Clean Air Act, 42 U.S.C. Section 7401 et seq., as amended from time to time, and/or the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., as amended from time to time, OPA 90; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) asbestos and/or any material which contains any hydrated mineral silicate, including, but not limited to, chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (e) polychlorinated biphenyls (“PCBs”), or PCB-containing materials or fluids; (f) radon; (g) any other hazardous radioactive, toxic or noxious substance, material, pollutant, or solid, liquid or gaseous waste; and (h) any hazardous substance that, whether by its nature or its use, is subject to regulation under any Environmental Law or with respect to which any international, federal, state or local Environmental Law or governmental agency requires environmental investigation, monitoring or remediation.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement (excluding fuel surcharge) or other interest or currency exchange rate or commodity price hedging arrangement.

“Hire” means all charter hire under any and all charters entered into by or on behalf of Borrower of any Pool Vessel from time to time, together with additional hire, supplemental hire, requisition hire, freights and any other amounts paid to or for the account of Borrower on account of the use or employment of such Pool Vessel.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all operating lease obligations of such Person, (j) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided, however, that “Indebtedness” shall not include (x) Secured Nonrecourse Obligations and (y) nonrecourse obligations incurred in connection with leveraged lease transactions as determined in accordance with GAAP.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Expense” means, for any period, the sum, for K-Sea and its consolidated Affiliates, including, without limitation, Borrower or any Guarantor, on a consolidated basis, of the following:  (a) all interest in respect of Indebtedness (including the interest component of any payments in respect of Capital Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period) plus (b) the net amount payable (or minus the net amount receivable) under Hedging Agreements relating to interest during such period (whether or not actually paid or received during such period).

“Interest Payment Date” means, (i) with respect to any Base Rate Loan, the last day of each calendar month, provided, that if any Interest Payment Date would end on a day other than a Business Day, such Interest Payment Date shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Payment Date shall end on the next preceding Business Day, and (ii) with respect to any LIBOR Loan, shall mean the last day of the relevant Interest Period, provided interest on any LIBOR Loan having an Interest Period of six (6) months shall be payable three (3) months after the first day of such Interest Period as well as on the last day of the relevant Interest Period.  For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made.

“Interest Period” means with respect to a LIBOR Loan, the period commencing on the date of the making of such LIBOR Loan and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as Borrower may elect, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of the making of a LIBOR Loan initially shall be the date on which such LIBOR Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such LIBOR Loan.

“Interest Rate” means the applicable interest rate as set forth in Section 2.03 hereof.

“KeyBank” means KeyBank National Association.

“K-Sea” means K-Sea Transportation Partners L.P.

“L/C Issuer” means KeyBank.

“Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender that is in the business of making and/or buying loans of the type described herein, or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by any Lender or an Affiliate of such Lender, and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Letter of Credit” means either a Documentary Letter of Credit or a Standby Letter of Credit.

“Letter of Credit Exposure” means in respect of any Lender at any time, an amount equal to (i) the sum (without duplication) at such time of (x) the aggregate amount available for drawing under the outstanding Letters of Credit, (y) the aggregate amount of unpaid drafts drawn on all Letters of Credit, and (z) the aggregate unpaid Reimbursement Obligations, multiplied by (ii) such Lender’s Applicable Percentage at such time

“Letter of Credit Sublimit” means $20,000,000.

“LIBOR” means, with respect to the Interest Period applicable to any LIBOR Loan, a rate of interest per annum, as determined by the Administrative Agent, equal to the rate for deposits in Dollars for a period comparable to such Interest Period which appears on Telerate Page 3750 as of 11:00 a.m., London time, on the day that is two Business Days prior to the first day of such Interest Period.  If such rate does not appear on Telerate Page 3750, the LIBO Rate shall be the rate per annum (rounded, if necessary, to the nearest one hundred-thousandth of a percentage point) at which deposits in Dollars are offered by four major banks in the London interbank market at approximately 11:00 a.m., London time, on the day that is two Business Days prior to the first day of such Interest Period to prime banks in the London interbank market for a period of one month commencing on the first day of such Interest Period in an amount comparable to the principal amount of such LIBOR Loan.  The Administrative Agent will request the principal London office of each such bank to provide a quotation of its rate.  If at least two such quotations are provided as requested, the rate for such Interest Period shall be the arithmetic mean of the quotations.  If fewer then two quotations are provided as requested, the rate for such Interest Period shall be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Administrative Agent, at approximately 11:00 a.m., New York City time, on the date that is two Business Days prior to the first day of such Interest Period for loans in Dollars to leading European banks for a period of one month commencing on the first day of such Interest Period in an amount comparable to such LIBOR Loan.

“LIBOR Loan” means any Loan bearing interest at the LIBOR Rate.

“LIBOR Rate” means the Adjusted LIBOR Rate plus the Applicable Margin.

“Lien” means, with respect to any asset, any interest in property securing an obligation owed to, or a claim by, any person other than the owner of the property, whether such interest shall be based on common law, maritime law, statute, contract or conveyance and including, but not limited to, the security interest lien arising from any pledge, mortgage, chattel mortgage, charge, encumbrance, conditional sale or trust receipt, or from a charter, consignment or bailment for security purposes and any tax lien, mechanic’s lien, materialman’s lien, workman’s lien, repairman’s lien, any financing statement or other similar charge or encumbrance.

“Loan” has the meaning assigned to such term in Section 2.02(b) hereof and includes, without limitation, all amounts debited to reimburse the L/C Issuer for drawdowns against a Letter of Credit and related expenses provided at the request of Borrower pursuant to Section 2.15 hereof.

“Loan Accounts” means one or more loan accounts maintained by the Administrative Agent for Borrower in the ordinary course of business, including, without limitation, any loan account in respect of the Facility, and each, a “Loan Account.”

“Loan Documents” means, collectively, this Agreement, the Notes, the Mortgage, the Parent Guaranty, any Subsidiary Guaranty, the Assignments and all consents given with respect to any of the foregoing.

“Loan Request” means a request by Borrower for a Loan in accordance with Section 2.05 hereof.

“Maintenance CAPEX” means all Capital Expenditures made for the purpose of maintaining (and not increasing) the operating capacity of the Pool Vessels during the twelve (12) calendar months immediately preceding any date of determination thereof.

“Managing Person” means, with respect to any Person that is (a) a corporation, its board of directors, (b) a limited liability company, its board of control, managing member or members, (c) a limited partnership, its general partner, (d) a general partnership or a limited liability partnership, its managing partner or executive committee or (e) any other Person, the managing body thereof or other Person analogous to the foregoing.

“Material Adverse Effect” means a material adverse effect on (a) the Collateral, (b) the property, business, operations, financial condition, liabilities or capitalization of K-Sea and its consolidated Affiliates, including, without limitation, Borrower and each Guarantor, taken as a whole, (c) the ability of Borrower to perform any of its obligations under this Agreement (including the timely payment of all amounts due hereunder), (d) the rights of or benefits available to the Administrative Agent, Collateral Trustee and the Lenders under this Agreement, or (e) the validity or enforceability of this Agreement.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of K-Sea, Borrower and its Subsidiaries in an aggregate principal amount exceeding $100,000.00.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of K-Sea, Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that K-Sea, Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” means the Termination Date.

“Maximum Amount” means, with respect to the Facility, Eighty Million Dollars ($80,000,000.00), as such amount may be increased in the aggregate in accordance with Section 2.18 hereof.

“Minimum Loan Amount” means, with respect to any LIBOR Loan, a minimum amount of Five Hundred Thousand Dollars ($500,000.00), with additional amounts in increments of One Hundred Thousand Dollars ($100,000.00) and, with respect to any Base Rate Loan, a minimum amount of One Hundred Thousand Dollars ($100,000.00) with additional amounts in increments of One Hundred Thousand Dollars ($100,000.00).

“Mortgage” means the First Preferred Fleet Mortgage, dated the date hereof, granted by Borrower to the Collateral Trustee over the whole of the Pool Vessels, as the same may be amended, modified or supplemented from time to time and from which Pool Vessels may be added or released from time to time.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any Asset Disposition by any Person, or any Extraordinary Receipt received by or paid to or for the account of any Person, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) (a) reasonable and customary brokerage commissions, investment banking fees, underwriting fees and discounts, legal fees, accounting fees, finder’s fees and other similar out-of-pocket costs, (b) the amount of taxes paid or payable in connection with or as a result of such transaction and (c) with respect to any asset, the amount of any Indebtedness secured by a Lien on such asset that, by the terms of such transaction, is repaid upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate of such Person or any Credit Party or any Affiliate of any Credit Party and are properly attributable to such transaction or to the asset that is the subject thereof.

“Non-Qualified Pool Vessel” means any Pool Vessel that is (i) a vessel required to be phased out at any time by OPA 90, (ii) not qualified or documented with endorsement for the United States coastwise trade, or (iii) a vessel which is part of an incomplete two-vessel operating unit (comprised of a specific tug-barge combination).

“Notes” means collectively the Notes evidencing Loans under the Facility as described in Section 2.08 hereof.

“Obligations” means (a) the due and punctual payment of (i) principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans or the Letter of Credit Exposure, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) all other monetary obligations, including fees, commissions, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower or any other Credit Party to the Administrative Agent, the Lenders or the L/C Issuer, or that are otherwise payable to the Administrative Agent, the Lenders or the L/C Issuer, under this Agreement and the other Loan Documents and (iii) all obligations of Borrower, monetary or otherwise, under each Hedging Agreement entered into with any Lender (or any Affiliate thereof) as a counterparty and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower or any other Credit Party under or pursuant to this Agreement and the other Loan Documents.  This term includes all principal, interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), fees, charges, expenses, attorneys’ fees and any other sum chargeable to any Credit Party under this Agreement or any of the other Loan Documents.

“OPA 90” means the Oil Pollution Act of 1990, P.L. 101-380, 104 Stat. 484 et seq., as amended from time to time.

“Orderly Liquidation Value” means, with respect to any Pool Vessel, the net proceeds anticipated at a sale other than a forced sale upon foreclosure, as reasonably determined by the Administrative Agent or by independent appraisers appointed by the Administrative Agent at the expense of Borrower.

“Organizational Documents” means as to any Person which is (a) a corporation, the certificate or articles of incorporation and by-laws of such Person, (b) a limited liability company, the limited liability company agreement or similar agreement of such Person, (c) a partnership, the partnership agreement or similar agreement of such Person, or (d) any other form of entity or organization, the organizational documents analogous to the foregoing.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Parent Guaranty” means that certain guaranty, dated the date hereof, executed by K-Sea in favor of Lenders in form and substance acceptable to Lenders in their sole discretion.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means the purchase, holding or acquisition of (including pursuant to any merger) any capital stock or other securities (including any option, warrant or other right to acquire any of the foregoing) of any other Person, or the purchase or acquisition of (in one transaction or a series of transactions (including pursuant to any merger)) any assets of any other Person constituting a business unit, provided that, (i) at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (ii)

such Person or business unit, as the case may be, is in substantially the same business as Borrower and (iii) Borrower shall have complied with the provisions of Section 6.18 with respect to such Person.

“Permitted Liens” means:

(a)                                  Liens imposed by law for taxes or under ERISA in respect of contingent liabilities thereunder that are not yet due;

(b)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, including, but not limited to, liens for current wages of the crew of any Pool Vessel, including the master of such Pool Vessel, for current wages of stevedores when employed directly by such Pool Vessel or for general average or salvage, including contract salvage or liens arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days and in each such case such liens are subordinate to the Lien of the Mortgage; and

(c)                                  Liens arising out of bareboat charters of Pool Vessels to K-Sea Transportation Inc. covering the Pools Vessels described on Schedule 4.14;

provided, that the term “Permitted Liens” shall not include any Lien securing Indebtedness; and, provided, further, that the aggregate amount of Permitted Liens outstanding on all Pool Vessels at any one time shall not exceed $1,500,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pool Vessels” means those vessels identified on Schedule 1.01 hereto, together with any vessels hereafter added to the Pool Vessels pursuant to Section 3.02 or Section 3.03 hereof.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by KeyBank National Association as its prime commercial lending rate; each change in the Prime Rate being effective from and including the date such change is publicly announced as being effective. The Prime Rate is not intended to be lowest rate of interest charged by KeyBank National Association in connection with extensions of credit to borrowers.

“Proceeds shall have the meaning assigned to it in the UCC and, in any event, shall include, but not be limited to, (i) any and all proceeds of any insurance, indemnity or warranty payable to Lenders, from time to time with respect to the Pool Vessels or other Collateral; (ii) any and all payments (in any form whatsoever) made or due and payable from time to time in connection with any sale, requisition, confiscation, condemnation, seizure or forfeiture of all and any part of the Pool Vessels by any governmental body, authority, bureau or agency of any other Person (whether or not acting under color of governmental body); and (iii) accounts arising out of, any charter or chattel paper evidencing, any lease, contract for use or lease of, any and all other rents, hire or profits or other amounts from time to time paid or payable to Lenders in connection with, the Pool Vessels.

“Prohibited Jurisdiction” means any country or jurisdiction, from time to time, (a) that is subject of a prohibition order (or any similar order or directive), sanctions or restrictions promulgated or administered by the Office of Foreign Assets Control of the United States Treasury Department, or (b) in which, or for which, any Lender, which is a Lender on the Effective Date, is otherwise prohibited or restricted, under laws, regulations, sanctions or restrictions applicable to it or its business, from extending credit, transferring property or assets, engaging in or facilitating trade or other economic activity, or otherwise doing business.

“Prohibited Person” means any Person appearing on the Specially Designated Nationals List compiled and disseminated by the Office of Foreign Assets Control of the United States Treasury Department, as the same may be amended from time to time.

“Proposed Increased Commitment” has the meaning assigned to such term in Section 2.18 hereof.

“Qualified Pool Vessels” means Pool Vessels that are documented, coastwise eligible tugs, AT/Bs and double-hulled barges and are acceptable in age, construction, condition and trade employment to the Administrative Agent; provided, that during the period from the Effective Date to the third Anniversary Date, “Qualified Pool Vessels” may also include single-hulled barges having an Orderly Liquidation Value not in excess of five percent (5%) of the aggregate Orderly Liquidation Value of all Pool Vessels.

“Register” has the meaning assigned to such term in Section 10.07(c) hereof.

“Reimbursement Obligation” means, collectively, the obligation of Borrower to the L/C Issuer with respect to each Letter of Credit and all documents, instruments and other agreements related thereto, including the obligation of Borrower to reimburse the L/C Issuer for amounts drawn under such Letter of Credit.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing a percentage equal to or greater than sixty-six and two third percent (66.67%) (or in the case, at any time, that the number of Lenders equals two or less, then one hundred percent (100%)) of the sum of the total Revolving Credit Exposure and unused Commitments at such time.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum as of such time of (i) the outstanding principal balance of such Lender’s Loans, plus (ii) such Lender’s Letter of Credit Exposure.

“Scheduled Principal Payments” means, with respect to any Person as of any date, all scheduled payments of principal on Indebtedness paid by such Person during the twelve (12) calendar month period immediately preceding such date; provided that any Indebtedness repaid in full or in part from proceeds of Loans shall be excluded (entirely, in the case of Indebtedness repaid in full and partially to the extent of such repayment, in the case of Indebtedness repaid in part) in the determination of Scheduled Principal Payments.

“Secured Nonrecourse Obligations” means (i) secured obligations of Borrower taken on a consolidated basis where recourse of the payee of such obligations is expressly limited to an assigned lease or loan receivable and the property related thereto, (ii) debt of Single Transaction Subsidiaries, or (iii) liabilities of Borrower taken on a consolidated basis to any manufacturer of leased equipment where such liabilities are payable solely out of revenues derived from the leasing or sale of such equipment; excluding, however, nonrecourse obligations incurred in connection with leveraged lease transactions as determined in accordance with GAAP.

“Standby Letter of Credit” shall have the meaning ascribed thereto in Section 2.02(c) hereof.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means all Indebtedness which is subordinated to the Obligations by its terms or pursuant to a subordination agreement, in each case, reasonably acceptable to the Administrative Agent.

“Subsidiary” means, with respect to any Person (the “Parent”) at any date, any other Person the accounts of which would be consolidated with those of the Parent in the Parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held by the Parent, or (b) the financial statements of which shall be (or should be) consolidated with the financial statements of such Person in accordance with GAAP.

“Subsidiary Guarantor” means any Subsidiary that executes and delivers a Subsidiary Guaranty; provided, however, “Subsidiary Guarantor” shall exclude Inversiones Kara Sea Srl.

“Subsidiary Guaranty” means any guaranty executed by any Subsidiary of Borrower in favor of Lenders pursuant to Section 6.18 hereof.

“Tangible Capitalization” means, as of any date, the sum of Tangible Net Worth at such date plus Total Funded Debt at such date.

“Tangible Net Worth” means the excess of total assets over total liabilities, total assets and total liabilities each to be determined in accordance with GAAP consistent with those applied in the preparation of the Financial Statements referred to in Section 6.01 hereof, excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP, including, without limitation, capitalized organizational costs, goodwill, licenses, patents, trademarks, trade names, copyrights and franchises.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Telerate Page 3750” means the display page so designated on the Dow Jones Telerate Service (or such other page as may replace that page on that service), or such other service as may be nominated as the information vendor for purposes of displaying rates or prices comparable to LIBOR.

“Termination Date” means the fifth anniversary of the Effective Date.

“Title XI Guaranties” means United States government guaranties of debt instruments issued to fund the acquisition of one or more vessels, which guaranties are secured by preferred mortgages over the whole of such financed vessels, as provided in 46 U.S.C. Appendix Section 1271 et seq. and the regulations promulgated by the Secretary of Transportation thereunder.

“Total Funded Debt” means, as of any date, all Indebtedness of K-Sea and its consolidated Affiliates, including, without limitation, Borrower and any Guarantor, on a consolidated basis, of the kinds and types (without duplication) described in clauses (a), (b), (c), (d), (e), (f), (g), (h), (j) (excluding obligations in respect of letters of credit issued as credit support of obligations for borrowed money of the Borrower or any Guarantor included in the determination of Total Funded Debt) and (k) of the definition of Indebtedness.

“Total Funded Debt to EBITDA Ratio” means, at any date of determination, the ratio of Total Funded Debt divided by EBITDA for the four fiscal quarter period ending on such date or, if such date is not the last day of a fiscal quarter, for the immediately preceding four fiscal quarter period.

“Total Funded Debt to Tangible Capitalization Ratio” means, at any date of determination, the ratio of Total Funded Debt divided by Tangible Capitalization.

“Transactions” means the execution, delivery and performance by Borrower and Guarantors of this Agreement and the other Loan Documents, the making of Loans and the use of the Proceeds thereof.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the UCC is used to define any term herein or in any Loan Document and such term is defined differently  in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason or mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to Administrative Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02                            Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits, Schedules and Annexes to, this Agreement, and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.03                            Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, if Borrower notifies the Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

THE LOANS

Section 2.01                            Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment.  Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, prepay and reborrow Loans.

Section 2.02                            Loans.

(a)                                  Each Loan shall be made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of Lenders are several and no Lender shall be responsible for any other Lender’s failure to make any Loan as required.

(b)                                 Subject to the terms and conditions contained herein and until the Termination Date, the Lenders shall make loans to Borrower on a revolving basis in amounts requested by Borrower from time to time (the “Loans” and each, a “Loan”) in an aggregate amount outstanding at any time not to exceed the amount permitted by this Section 2.02.  Each Loan shall be in an aggregate principal amount of not less than the Minimum Loan Amount or an integral multiple of $100,000.00 in excess thereof.

(c)                                  Subject to availability, Borrower may request the L/C Issuer to issue trade, commercial documentary letters of credit (each, a “Documentary Letter of Credit”) and standby letters of credit (“Standby Letters of Credit”, and each, a “Standby Letter of Credit”, collectively with Documentary Letters of Credit, “Letters of Credit”), in Dollars or any Alternative Currency, during the period from the Effective Date to the thirtieth Business Day prior to the Maturity Date; provided that immediately after giving effect to the issuance of each Letter of Credit (i) the Letter of Credit Exposure of all Lenders would not exceed the Letter of Credit Sublimit and (ii) the Revolving Credit Exposure of all Lenders would not exceed the aggregate Commitments of all Lenders.

(d)                                 The sum of the aggregate principal amount of all Loans and the aggregate Letters of Credit Exposure shall at no time exceed the lesser of (i) the Maximum Amount and (ii) the Borrowing Base.  The Lenders shall have no obligation to make any Loan and the L/C Issuer shall have no obligation to issue any Letter of Credit if, after giving effect to the making of such

Loan or the issuance of such Letter of Credit, the Revolving Credit Exposure would exceed the lesser of (i) the Maximum Amount and (ii) the Borrowing Base.

(e)                                  Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Loan if the Interest Period requested with respect thereto would end after the Termination Date, and Borrower shall not be entitled to request the issuance of any Letter of Credit or any renewal thereof which would expire after the Termination Date or provides for a drawing thereunder after the Termination Date.

Section 2.03                            Interest.

(a)                                  Base Rate Loans shall, in each case, bear interest at the Base Rate plus the Applicable Margin.

(b)                                 LIBOR Loans shall, in each case, bear interest at the Adjusted LIBOR Rate for the Interest Period in effect for such LIBOR Loan plus the Applicable Margin.

(c)                                  Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, then, so long as such Event of Default is continuing, all principal of each Loan and each fee and other amount then due and  payable by Borrower hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the Base Rate plus the Applicable Margin for Base Rate Loans.

(d)                                 Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.03 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such LIBOR Loan shall be payable on the effective date of such conversion.

(e)                                  All interest hereunder shall be computed on the basis of a year of 360 days for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Base Rate, Adjusted LIBOR Rate or LIBOR shall be determined by the Administrative Agent, and such determination shall be conclusive absent clearly demonstrable error.

(f)                                    Each Loan initially shall be of the type specified in the applicable Loan Request and, in the case of a LIBOR Loan, shall have an initial Interest Period as specified in such Loan Request.  Thereafter, Borrower may elect to convert such Loan to a different type or to continue such Loan and, in the case of a LIBOR Loan, may elect Interest Periods therefor, all as provided in this Section 2.03.  Borrower may elect different options with respect to different portions of the affected Loan, in which case each such portion shall be allocated ratably among the Lenders.

(g)                                 To make an election pursuant to this Section 2.03, Borrower shall notify the Administrative Agent of such election by telephone by the time that a Loan Request would be required under Section 2.05 if Borrower were requesting a Loan of the type resulting from such election to be made on the effective date of such election.  Each such interest rate election made telephonically shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written interest rate election in a form approved by the Administrative Agent and signed by Borrower.

(h)                                 Each telephonic and written interest rate election shall specify (i) the Loan to which such interest rate election applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Loans (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Loan); (ii) the effective date of the election made pursuant to such interest rate election, which shall be a Business Day; (iii) whether the resulting Loan is to be a Base Rate Loan or a LIBOR Loan; and (iv) if the resulting Loan is a LIBOR Loan, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.  If any such interest rate election requests a LIBOR Loan but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(i)                                     Promptly following receipt of an interest rate election, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Loan.

(j)                                     If Borrower fails to deliver a timely interest rate election with respect to any LIBOR Loan prior to the end of the Interest Period applicable thereto, then, unless such LIBOR Loan is repaid as provided herein at the end of such Interest Period, such LIBOR Loan shall be converted to a Base Rate Loan at the end of such Interest Period.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Loan may be converted to or continued as a LIBOR Loan and (ii) unless repaid, each LIBOR Loan shall be converted to a Base Rate Loan at the end of the Interest Period applicable thereto.

Section 2.04                            [RESERVED.]

Section 2.05                            Requests for Loans.  To request a Loan, Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of any Base Rate Loan, not later than 11:30 a.m., New York City time, on the same day of such proposed Loan, (b) in the case of any LIBOR Loan, not later than 11:30 a.m., New York City time, three (3) Business Days before the date of such proposed Loan.  Each such telephonic Loan Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a Loan Request in the form attached hereto as Exhibit F and signed by Borrower.  Each such telephonic and written Loan Request shall specify the following information in compliance with Section 2.02 hereof:

(i)                                     the aggregate amount of the requested Loan;

(ii)                                  the date of such Loan, which shall be a Business Day;

(iii)                               whether such Loan is to be a Base Rate Loan or a LIBOR Loan;

(iv)                              the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06 hereof; and

(v)                                 whether the proceeds of such Loan shall be used for (x) working capital purposes or (y) vessel acquisition or capacity expansion purposes.

If no election as to the type of Loan is specified, then the requested Loan shall be a Base Rate Loan.  If no Interest Period is specified with respect to any requested LIBOR Loan, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Loan Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made in connection with such Loan Request.

Section 2.06                            Funding of Loans.

(a)                                  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to Borrower by promptly crediting or otherwise transferring the amounts so received, in like funds, to an account of Borrower maintained with the Administrative Agent and designated by Borrower in the applicable Loan Request.

(b)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) and may, in reliance upon such assumption, make available to Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of Borrower, the interest rate that would be otherwise applicable to such Loan.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan.

Section 2.07                            Termination and Reduction of Commitments.

(a)                                  Unless previously terminated, the Commitments shall terminate on the Termination Date.

(b)                                 Borrower may at any time terminate, or from time to time reduce, the Commitments, provided that (i) Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, the sum of the Revolving Credit Exposures would exceed the total Commitments and (ii) each such reduction shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(c)                                  Each reduction of the Commitments hereunder shall be made ratably among the Lenders in accordance with their respective Commitments.  Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under Section 2.07(b) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by Borrower pursuant to this Section 2.07 shall be irrevocable, provided that a notice of termination of the Commitments delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments hereunder shall be permanent.

Section 2.08                            Repayment of Loans; Evidence of Debt.

(a)                                  Borrower hereby unconditionally promises to pay to the Administrative Agent for account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the debt of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                                  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, whether such Loan is a Base Rate Loan or a LIBOR Loan and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)                                 The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of

Borrower to repay the Loans and other Obligations in accordance with the terms of this Agreement.

(e)                                  The Loans made by any Lender may, upon request of such Lender, be evidenced by a Note in the form attached hereto as Exhibit A.  In such event, Borrower shall execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the form as attached hereto as Exhibit A and otherwise in form and substance acceptable such Lender.  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.07 hereof) be represented by one or more Notes in such form payable to the order of the payee named therein.  Each such Lender may enter Loans and repayment made on any Note; provided, however, that failure to do so shall not affect Borrower’s obligations to repay all Loans made.

(f)                                    Together with any repayment of Loans, Borrower shall advise the Administrative Agent of the amount of such repayment (if any) to be allocated to Loans the proceeds of which were used for working capital purposes by Borrower.

Section 2.09                            Prepayment of Loans.

(a)                                  Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, subject to the requirements of this Agreement, including, without limitation, Section 2.11.

(b)                                 If as of any date the aggregate Revolving Credit Exposure of all Lenders as of such date exceeds the aggregate Commitments, then in such event Borrower shall immediately prepay the Loans by an amount necessary to eliminate any such excess (or if the Loans have been paid in full and the Letter of Credit Exposure of all Lenders is greater than zero, deposit into the Cash Collateral Account an amount equal to 105% of such excess).

(c)                                  If as of any date the aggregate Revolving Credit Exposure of all Lenders as of such date exceeds the Borrowing Base, then in such event Borrower shall immediately prepay the Loans by an amount necessary to eliminate any such excess (or if the Loans have been paid in full and the Letter of Credit Exposure of all Lenders is greater than zero, deposit into the Cash Collateral Account an amount equal to 105% of such excess).

(d)                                 Within fifteen (15) days after receipt by any Credit Party of Net Proceeds from any Asset Disposition (other than Extraordinary Receipts the disposition of which shall be governed by the terms of Section 2.09(e)), Borrower shall prepay the then outstanding Loans in an amount equal to the lesser of (i) one-hundred percent (100%) of such Net Proceeds and (ii) the Orderly Liquidation Value of the Pool Vessel which is the subject of such Asset Disposition (provided that after the occurrence of an Event of Default, Borrower shall prepay the then outstanding Loans in an amount equal to one-hundred percent (100%) of such Net Proceeds); provided, that, so long as no Event of Default shall exist, no prepayment of the then outstanding Loans will be required under this Section 2.09(d) with respect to Net Proceeds from Asset Dispositions, not exceeding $3,000,000 in any Fiscal Year, to the extent that such Net Proceeds are reinvested (or are committed, pursuant to a binding written commitment, to be reinvested) in new or used vessels within twelve (12) months after receipt thereof; provided further, however, that Borrower shall prepay the then outstanding Loans in an amount equal to (x) all Net Proceeds from Asset Dispositions received in any Fiscal Year in excess of $3,000,000, plus, without duplication, (y) all Net Proceeds not so reinvested (or committed to be reinvested) within twelve (12) months after receipt thereof (which amounts shall be repaid not later than the date that is twelve (12) months after the date of receipt thereof).

(e)                                  Within fifteen (15) days after receipt of Net Proceeds by any Credit Party from any Extraordinary Receipt received by or paid to or for the account of any Credit Party and not otherwise included in Section 2.09(d), Borrower shall prepay the then outstanding Loans in an amount equal to the lesser of (i) one-hundred percent (100%) of such Net Proceeds and (ii) the Orderly Liquidation Value of the Pool Vessel which is the subject of such Asset Disposition (provided that after the occurrence of an Event of Default, Borrower shall prepay the then outstanding Loans in an amount equal to one-hundred percent (100%) of such Net Proceeds).

(f)                                    In the event of any partial reduction or termination of the Commitments, then (i) at or prior to the date of such reduction or termination, the Administrative Agent shall notify Borrower and the Lenders of the sum of the Revolving Credit Exposures after giving effect thereto and (ii) if such sum would exceed the total Commitments after giving effect to such reduction or termination, then Borrower shall, on the date of such reduction or termination, prepay the Loans in an amount sufficient to eliminate such excess; provided, that if on the date of such a reduction of the Commitments, the aggregate Revolving Credit Exposure of all of the Lenders exceeds the aggregate Commitments of all of the Lenders after giving effect to such reduction and, if the Loans have been paid in full and the Letter of Credit Exposure of all Lenders is greater than zero, Borrower shall deposit into the Cash Collateral Account an amount in cash which would cause the balance on deposit in the Cash Collateral Account to equal the sum of the Letter of Credit Exposure of all Lenders.

(g)                                 Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a LIBOR Loan, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of Base Rate Loan, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid, provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07(c).  Promptly following receipt of any such notice relating to a Loan, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Loan shall be in an integral multiple of $100,000 and not less than $500,000.  Each prepayment shall be applied ratably to the Loans included in such prepayment notice.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.03.

(h)                                 The provisions of Section 2.08(f) shall apply to any prepayment made under this Section 2.09.

Section 2.10                            Fees.

(a)                                  Borrower shall pay to the Administrative Agent, for the account of the Lenders in accordance with each Lender’s Applicable Percentage, a commitment fee (the “Commitment Fee”), during the period from the Effective Date through the Termination Date at a rate per annum equal to the Commitment Fee Margin on the average daily amount of the unused Commitment of such Lender.  The Commitment Fee shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on the first such day to occur following the Effective Date, on the date of any reduction in the Commitments (to the extent of such reduction) and on the Termination Date

 (b)                              Borrower shall pay to the Administrative Agent, for the account of the Lenders in accordance with each Lender’s Applicable Percentage, commissions (the “Letter of Credit Fees”) with respect to Letters of Credit for the period from and including the date of issuance of each Letter of Credit through the expiration date of such Letter of Credit, at a rate per annum equal to the LIBOR Margin, in each case on the average daily maximum amount available under any contingency to be drawn under such Letter of Credit.  The Letter of Credit Fees shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on the first such day to occur following the Effective Date, and on the date that the Commitments shall expire.  In addition to the Letter of Credit Fees, Borrower shall pay to the L/C Issuer, for its own account, the L/C Issuer’s standard fees and charges customarily charged to customers similar to Borrower with respect to any Letter of Credit.

(c)                                  Borrower shall pay to the L/C Issuer, for its own account, a fronting fee in respect of each Letter of Credit issued by the L/C Issuer hereunder (the “Fronting Fee”), computed at the rate of 0.125% per annum on the maximum daily amount available for drawing under such Letter of Credit.  Accrued Fronting Fees shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on the first such day to occur following the Effective Date, and on the first day on or after the date that the Commitments shall expire upon which no Letters of Credit remain outstanding.

(d)                                 Borrower shall pay to each Lender, the Administrative Agent, the Collateral Trustee and the L/C Issuer, for its own account, fees and other amounts payable in the amounts and at the times set forth in the letter agreement dated February 24, 2005 between K-Sea and KeyBank and as may otherwise be separately agreed upon between the Borrower and such Person.

(e)                                  Fees and other amounts paid shall not be refundable under any circumstances.  All fees shall be computed on the basis of a 360-day year for the actual number of days elapsed (including the first day but excluding the last day).

(f)                                    KeyBank agrees to pay Borrower, upon the Effective Date, a reimbursement of the pro-rata fee paid on the Existing MARAD Letter of Credit.

Section 2.11                            Increased Costs; Illegality.

(a)                                  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, the Administrative Agent, the Collateral Trustee or the L/C Issuer (except any such reserve requirement reflected in the Adjusted LIBOR Rate); or

(ii)                                  impose on any Lender, the Administrative Agent, the Collateral Trustee or the L/C Issuer or the London interbank market any other condition affecting this Agreement, any LIBOR Loans made by Lender, the Administrative Agent, the Collateral Trustee or the L/C Issuer or any participation therein, and the result of any of the foregoing shall be to increase the cost to such Person of making or maintaining any LIBOR Loan hereunder (or of maintaining its obligation to make any such Loan) or to increase the cost to such Person or to reduce the amount of any sum received or receivable by such Person hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Person such additional amount or amounts as will compensate such Person for such additional costs incurred or reduction suffered.  Failure to demand compensation pursuant to this Section shall not constitute a waiver of such Person’s right to demand such compensation.

(b)                                 If any Lender, the Administrative Agent, the Collateral Trustee or the L/C Issuer determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Person’s capital or on the capital of such Person’s holding company, if any, as a consequence of this Agreement or the Loans made, Letters of Credit issued or commitments held available by such Person to a level below that which such Person or such Person’s holding company could have achieved but for such Change in Law (taking into consideration such Person’s policies and the policies of such Person’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender, the Administrative Agent, the Collateral Trustee or the L/C Issuer such additional amount or amounts as will compensate such Person or such Person’s holding company for any such reduction suffered.

(c)                                  A certificate of any Lender, the Administrative Agent, the Collateral Trustee or the L/C Issuer calculating and setting forth the amount or amounts necessary to compensate such Person or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Borrower and shall be conclusive absent manifest error.  Borrower shall pay such Lender, the Administrative Agent, the Collateral Trustee or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Failure or delay on the part of any Lender, the Administrative Agent, the Collateral Trustee or the L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Person right to demand such compensation; provided, that Borrower shall not be required to compensate any Lender, the Administrative Agent, the Collateral Trustee or the L/C Issuer pursuant to this Section for any increased costs or reductions incurred more than nine months prior to the date that such Person notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Person’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof.

(e)                                  Notwithstanding any other provision of this Agreement, if, after the date of this Agreement, any Change in Law shall make it unlawful for any Lender to make or maintain any LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to any LIBOR Loan, then, by written notice to Borrower and to the Administrative Agent:

(i)                                     such Lender may declare that LIBOR Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods and Base Rate Loans will not thereafter (for such duration) be converted into LIBOR Loans), whereupon any request for a LIBOR Loan or to convert a Base Rate Loan to a LIBOR Loan or to continue a LIBOR Loan, as applicable, for an additional Interest Period shall, as to such Lender only, be deemed a request for a Base Rate Loan (or a request to continue a Base Rate Loan as such for an additional Interest Period or to convert a LIBOR Loan into a Base Rate Loan, as applicable), unless such declaration shall be subsequently withdrawn; and

(ii)                                  such Lender may require that all outstanding LIBOR Loans made by it be converted to Base Rate Loans, in which event all such LIBOR Loans shall be automatically converted to Base Loans, as of the effective date of such notice as provided in the last sentence of this paragraph.

In the event any Lender shall exercise its rights under clauses (i) or (ii) of this Section 2.11(e), all payments and prepayments of principal that would otherwise have been applied to repay the LIBOR Loans that would have been made by such Lender or the converted LIBOR Loans of such Lender shall instead be applied to repay the Base Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such LIBOR Loans, as applicable.  For purposes of this Section 2.11(e), a notice to Borrower by any Lender shall be effective as to each LIBOR Loan made by such Lender, if lawful, on the last day of the Interest Period currently applicable to such LIBOR Loan; in all other cases such notice shall be effective on the date of receipt by Borrower.

Section 2.12                            Break Funding Payments.  In the event of (a) the payment or prepayment (voluntary or otherwise) of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto or (c) the failure to borrow, convert, continue or prepay any LIBOR Loan on the date specified in any Loan Request or other notice delivered pursuant Section 2.03 or 2.05 (regardless of whether such notice may be revoked under Section 2.07(c) and is revoked in accordance therewith), then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  If such Loan Request or other notice relates to a LIBOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would in good faith bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.12 shall be delivered to Borrower and shall be conclusive absent manifest error.  Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

Section 2.13                            Taxes.

(a)                                  Any and all payments by or on account of any Obligation of any Credit Party hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if such Credit Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the Collateral Trustee, each Lender or L/C Issuer (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party shall make such deductions, and (iii) such Credit Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b)                                 In addition, the Credit Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)                                  Each Loan Party shall indemnify the Administrative Agent, the Collateral Trustee, the L/C Issuer and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, the Collateral Trustee, the L/C Issuer or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability, together with copies of available documentation reflecting the imposition and amount of such Indemnified Taxes or Other Taxes delivered to Borrower by a Lender, the Collateral Trustee, the L/C Issuer or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(c)                                  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)                                 Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by Borrower, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate.

Section 2.14                            Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)                                  Each Credit Party shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, or under Section 2.11, 2.12, 2.13 or 10.06 hereof, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 127 Public Square, Cleveland, Ohio 44114, Attn. KCIB Loan Services, except that payments pursuant to Sections 2.11, 2.12, 2.13 and 10.06 hereof shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in Dollars.

(b)                                 (i)                                     So long as (x) no Default with respect to any payments due hereunder or under any of the Obligations or (y) Event of Default shall have occurred and be continuing, each payment made by Borrower received by the Administrative Agent pursuant to paragraph (a) of this Section shall be applied, first, to any costs, expenses, fees or other amounts due under this Agreement or under the other Loan Documents not constituting principal and interest due under the Loans, second, to default interest at the rate provided for Section 2.03(c) hereof, third, to interest due on the unpaid principal balance of each Loan, fourth, to the payment in full of principal and all other Obligations which are then due and payable.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due on any Loans, such funds shall be applied, first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties, and third, all remaining amounts, if any, shall be applied as provided in the first sentence of this Section 2.14(b)(i).

(ii)                                  So long as no (x) Default with respect to any payments due hereunder or under any of the Obligations or (y) Event of Default shall have occurred and be continuing, any amounts received by Collateral Trustee, the Administrative Agent or any Lender as a result of an Event of Loss with respect to any Pool Vessel (including, without limitation, any payment of prepayment amounts under Section 2.09 hereof or insurance or condemnation proceeds) shall be retained by the Lenders as cash collateral to the extent the aggregate Orderly Liquidation Value of the remaining Pool Vessels is less than the greater of (A) $50,000,000.00 and (B) an amount such that the Asset Coverage Ratio after giving effect to such Event of Loss is not less than 1.25:1.00, until such time as Borrower pledges another Qualified Pool Vessel or Qualified Pool Vessels to increase the aggregate Orderly Liquidation Value of the Pool Vessels to not less than the greater of (A) $50,000,000.00 and (B) an amount such that the Asset Coverage Ratio after giving effect to such pledge is not less than 1.25:1.00, at which time such amounts shall be applied, first, for application against Loans at the end of any then current Interest Period or Periods, second, to the payment in full of all the Obligations which are then due and payable, and, third, the balance, if any, after payment of the foregoing amounts, shall be paid by the Lenders to Borrower.

(iii)                               So long as no (x) Default with respect to any payments due hereunder or under any of the Obligations or (y) Event of Default shall have occurred and be continuing, all Proceeds from time to time received by the Collateral Trustee, the Administrative Agent or any Lender shall be applied, first, to any costs, expenses, fees or other amounts due under this Agreement and the other Loan Documents not constituting principal and interest due under the Loans, second, to the payment in full of all the other Obligations which are then due and payable, third, if provision as to the application of such amounts is made in this Agreement or any other Loan Document, the Collateral Trustee, the Administrative Agent or such Lender shall, in its sole discretion, either apply such payment to the purpose for which it was made or pay it to Borrower, which shall so apply it and, fourth, if due to Borrower, the Collateral Trustee, the Administrative Agent or such Lender shall pay such amounts to Borrower.

(iv)                              All payments received and amounts realized by the Lenders after a Default shall have occurred and be continuing, but prior to the occurrence of an Event of Default or any acceleration of any Loan or Note, all Proceeds or other amounts received in repayment of the Collateral shall be held by the Collateral Trustee, the Administrative Agent or any Lender as part of the Collateral until such time as no Defaults or Events of Default shall be continuing hereunder (at which time such funds shall be paid to Borrower) or until such funds are applied pursuant to Section 8.02 hereof.  The Collateral Trustee, the Administrative Agent or any Lender shall apply the cash proceeds of Collateral actually received by it from any sale, lease, foreclosure or other disposition of the Collateral to payment pro rata of the Obligations, in whole or in part (including reasonable attorneys’ fees and legal expenses incurred by the Collateral Trustee, the Administrative Agent or the Lenders with respect thereto or otherwise chargeable to Borrower).  The Lenders shall apply all such receipts ratably against Obligations under the Facility.  Borrower shall remain liable to the Lenders for the payment of any deficiency together with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including reasonable attorneys’ fees and legal expenses.

(v)                                 After an Event of Default shall have occurred and be continuing and after Lenders have either, (i) as assignee from Borrower of any charter of any of the Pool Vessels, declared such charter to be in default or terminated in accordance with the terms thereof, or (ii) declared all amounts outstanding hereunder to be due and payable pursuant to Section 8.02 hereof, or done both (i) and (ii), all payments received and amounts realized by any Lender, as well as all payments or amounts then held by the Lenders as part of the Collateral, shall be applied against the Obligations in such order and such manner as the Lenders, in their sole discretion, may determine and as otherwise provided in the other Loan Documents and the documents evidencing the other Obligations, and the balance, if any, shall be paid by the Lenders to Borrower.

(c)                                  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other applicable Lender, then the applicable Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other applicable Lenders to the extent necessary so that the benefit of all such payments shall be shared by the applicable Lenders ratably in accordance with the aggregate amount of principal of, and accrued interest on, their respective Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

(d)                                 Unless the Administrative Agent shall have received notice from a Credit Party prior to the date on which any payment is due to the Administrative Agent for the account of Lenders, the Administrative Agent, the L/C Issuer or the Collateral Trustee hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Persons the amount due.  In such event, if Borrower has not in fact made such payment, then each such Person severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Person with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)                                  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06, 2.14(d) or 2.15 hereof, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.15                            Letters of Credit.

(a)                                  The Borrower may request the L/C Issuer to issue letters of credit during the period from the Effective Date to the thirtieth Business Day prior to the Maturity Date, provided that immediately after the issuance of each Letter of Credit (i) the Letter of Credit Exposure of all Lenders would not exceed the Letter of Credit Sublimit and (ii) the aggregate Revolving Credit Exposure of all Lenders would not exceed the aggregate Commitments of all Lenders.  To request the issuance of a Letter of Credit, the Borrower shall notify the Administrative Agent and the L/C Issuer by the delivery of a Credit Request in the form of Exhibit G, which shall be sent by facsimile and shall be irrevocable (confirmed promptly, and in any event within five Business Days, by the delivery to the Administrative Agent of a Credit Request manually signed by the Borrower), at least three Business Days prior to the requested date of issuance, specifying (x) in the case of a Standby Letter of Credit, (A) to the extent not previously delivered to the Administrative Agent, copies of all agreements between Borrower and the beneficiary of such Standby Letter of Credit pertaining to the issuance of such Standby Letter of Credit and (B) a copy of the form of a Standby Letter of Credit which is attached hereto as Exhibit D, and (y) in the case of a Documentary Letter of Credit, a copy of the form of the application for a documentary letter of credit which is attached hereto as Exhibit E and which may be amended by the L/C Issuer from time to time, and in the case of each Letter of Credit, to the extent not included in the foregoing:  (I) the beneficiary of such Letter of Credit, (II) Borrower’s proposal as to the conditions under which a drawing may be made under such Letter of Credit and the documentation to be required in respect thereof, (III) the maximum amount to be available under such Letter of Credit, (IV) the currency such Letter of Credit shall be denominated in (which shall be Dollars or an Alternative Currency then made available by the Administrative Agent and the L/C Issuer) and (V) the requested dates of issuance and expiration.  Such Credit Request shall be accompanied by such other certificates, documents (including a reimbursement agreement) and other information as may be required by the L/C Issuer in accordance with its customary procedures (all of the instruments documents, certificate, applications and information described in the immediately preceding two sentences, collectively, the “Letter of Credit Documentation”).  Upon receipt of such Credit Request from the Borrower, the Administrative Agent shall promptly notify each Lender thereof.  Subject to the satisfaction of the terms and conditions of this Agreement, the L/C Issuer shall issue each requested Letter of Credit.  In the event of any conflict between the provisions of this Agreement and any Letter of Credit Documentation, the provisions of this Agreement shall control.  Each of the Credit Parties hereby acknowledges and agrees that the Existing Letters of Credit are Letters of Credit hereunder and the Lenders hereby assume and are jointly and severally obligated with respect to all Reimbursement Obligations related thereto.  Each of the Existing Letters of Credit shall be deemed to be a “Letter of Credit” for all purposes of this Agreement and the other Loan Documents.

(b)                                 Each Letter of Credit shall be issued for the account of the Borrower and in support of obligations, contingent or otherwise, of the Borrower or any Subsidiary arising in the ordinary course of business.  Each Documentary Letter of Credit shall expire no later than 180 days from its date of issuance.  Each Standby Letter of Credit shall either (A) have an expiration date which shall be not later than the earlier of (x) 364 days after the date of issuance thereof or (y) fifteen (15) Business Days before the Maturity Date or (B) contain “evergreen”

provisions under which the such Standby Letter of Credit shall have an initial expiration date of not more than one year from issuance, which expiration date shall be deemed extended on an annual basis for successive periods of not more than one year unless notice of termination is given by the L/C Issuer, provided, however, no such Standby Letter of Credit shall have an expiration date extending or be so extendable beyond the Maturity Date.  Any renewal, or any extension of any expiry date, of a Letter of Credit shall constitute the issuance of such Letter of Credit for all purposes of this Agreement.  In no event shall any Letter of Credit expire later than fifteen (15) Business Days prior to the Maturity Date.

(c)                                  Immediately upon the issuance of a Letter of Credit, the L/C Issuer shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the L/C Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Applicable Percentage thereof, in such Letter of Credit and the obligations of Borrower with respect thereto and any security therefor and any guaranty pertaining thereto at any time existing.  Each Lender, with respect to each Existing Letter of Credit, hereby purchases, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Applicable Percentage thereof, in each such Existing Letter of Credit and the obligations of Borrower with respect thereto and any such security therefor and guaranty pertaining thereto at any time existing.

(d)                                 The L/C Issuer shall promptly notify (i) each Lender of the L/C Issuer’s receipt of a drawing request under any Letter of Credit, stating the amount of such Lender’s Applicable Percentage of such drawing request and the date on which such request will be honored (the “Honor Date”) and (ii) the Administrative Agent and Borrower of the amount of such drawing request and the Honor Date.  Any failure of the L/C Issuer to give or any delay in the L/C Issuer’s giving any such notice shall not release or diminish the obligations of Borrower or any Lender hereunder.  In determining whether to pay under any Letter of Credit, the L/C Issuer shall have no obligation to any Lender or Borrower other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit.  In the absence of gross negligence or willful misconduct on the part of the L/C Issuer, the L/C Issuer shall have no liability to any Lender or Borrower for any action taken or omitted to be taken by it under or in connection with any Letter of Credit, including any such action negligently taken or negligently omitted to be taken by it.

(e)                                  Not later than 11:00 a.m., New York City time, on the Honor Date with respect to any drawing under any Letter of Credit, Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency.  If Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of such failure, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and such Lender’s Applicable Percentage thereof.  In the case of any Letter of Credit denominated in an Alternative Currency, the Unreimbursed Amount shall be redenominated into Dollars and equal the Dollar Equivalent thereof, and the Administrative Agent shall so notify the Lenders in the notice described in the preceding sentence. In such event, Borrower shall be deemed to have requested a Base Rate Loan to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount (or the

Dollar Equivalent thereof, if applicable), without regard to the Minimum Loan Amount for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the aggregate Commitments of the Lenders and the conditions set forth in Section 5.02 (other than the delivery of a Loan Request).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.  Each Lender shall promptly and unconditionally pay to the Administrative Agent, for the account of the L/C Issuer, the amount of such Lender’s Applicable Percentage of such Unreimbursed Amount in Dollars in immediately available funds on the Business Day the L/C Issuer so notifies such Lender if such notice is given prior to 12:00 Noon or, if such notice is given after 12:00 Noon, such Lender shall make its Applicable Percentage of such Unreimbursed Amount available to the L/C Issuer prior to 12:00 Noon on the next succeeding Business Day.

(f)                                    If and to the extent any Lender shall not make such Lender’s Applicable Percentage of any Reimbursement Obligations available to the L/C Issuer when due in accordance with Section 2.15(e), such Lender shall pay interest to the L/C Issuer on such unpaid amount for each day from the date such payment is due until the date such amount is paid in full to the L/C Issuer at the Federal Funds Effective Rate until (and including) the third Business Day after the date due and thereafter at the Base Rate.  The obligations of the Lenders under this Section 2.15(f) are several and not joint or joint and several, and the failure of any Lender to make available to the L/C Issuer its Applicable Percentage of any Reimbursement Obligations when due in accordance with Section 2.15(e) shall not relieve any other Lender of its obligation hereunder to make its Applicable Percentage of such Reimbursement Obligations so available when so due, but no Lender shall be responsible for the failure of any other Lender to make such other Lender’s Applicable Percentage of such Reimbursement Obligations so available when so due.

(g)                                 Whenever the L/C Issuer receives a payment of a Reimbursement Obligation from or on behalf of Borrower as to which the L/C Issuer has received any payment from a Lender pursuant to Section 2.15(e), the L/C Issuer shall promptly pay to such Lender an amount equal to such Lender’s Applicable Percentage of such payment from or on behalf of Borrower.  If any payment by or on behalf of Borrower and received by the L/C Issuer with respect to any Letter of Credit is rescinded or must otherwise be returned by the L/C Issuer for any reason and the L/C Issuer has paid to any Lender any portion thereof, each such Lender shall forthwith pay over to the L/C Issuer an amount equal to such Lender’s Applicable Percentage of the amount which must be so returned by the L/C/Issuer.

(h)                                 Each Lender, upon the demand of the L/C Issuer, shall reimburse the L/C Issuer, to the extent the L/C Issuer has not been reimbursed by Borrower after demand therefor, for the reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the L/C Issuer in connection with the collection of amounts due under, and the preservation and enforcement of any rights conferred by, any Letter of Credit or the performance of the L/C Issuer’s obligations as issuer of the Letters of Credit under this Agreement in respect thereof, to the extent of such Lender’s Applicable Percentage of the amount of such costs and expenses provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent the same result solely from the gross negligence or willful misconduct of the L/C Issuer.  The L/C Issuer shall refund any costs and expenses reimbursed by such Lender that are subsequently recovered from Borrower in an amount equal to such Lender’s Applicable Percentage thereof.

(i)                                     The obligation of Borrower to reimburse the L/C Issuer pursuant to this Section 2.15, and the obligation of each Lender to make available to the L/C Issuer the amounts set forth in this Section 2.15 shall be absolute, unconditional and irrevocable under any and all circumstances, shall be made without reduction for any set-off, counterclaim or other deduction of any nature whatsoever, may not be terminated, suspended or delayed for any reason whatsoever, shall not be subject to any qualification or exception and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including any of the following circumstances: (1) any lack of validity or enforceability of this Agreement or any of the other Loan Documents, (2) the existence of any claim, setoff, defense or other right which Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the L/C Issuer, any Lender or any other Person, whether in connection with this Agreement, any other Loan Document, any Letter of Credit, the transactions contemplated in the Loan Documents or any unrelated transactions (including any underlying transaction between Borrower and the beneficiary named in any such Letter of Credit), (3) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, (4) the surrender or impairment of any collateral for the performance or observance of any of the terms of any of the Loan Documents, (5) the occurrence of any Default or Event of Default or (6) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, Borrower’s or such Lender’s obligations hereunder. The L/C Issuer shall not have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the L/C Issuer. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the L/C Issuer (as finally determined by a court of competent jurisdiction), the L/C Issuer shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

Section 2.16                            Cash Collateral Account

At, or at any time before, the time Borrower shall be required to make a deposit into the Cash Collateral Account, the Administrative Agent shall establish and maintain at its offices at 575 Fifth Avenue, New York, New York, or such other office as the Administrative Agent shall determine in its discretion, in the name of Borrower but under the sole dominion and control of the Administrative Agent, a cash collateral account (the “Cash Collateral Account”).  Borrower may from time to time make one or more deposits into the Cash Collateral Account and shall from time to time make such deposits as are required by this Agreement.  Borrower hereby pledges to the Administrative Agent for the benefit of the Lenders, the Administrative Agent, the L/C Issuer and the Collateral Trustee, a Lien on and security interest in the Cash Collateral Account and all sums at any time and from time to time on deposit therein (the Cash Collateral Account, together with all sums on deposit therein, being sometimes hereinafter collectively referred to as the “Cash Collateral”), as collateral security for the prompt payment in full when due, whether at stated maturity, by acceleration or otherwise, of the Obligations.  Borrower shall, at any time and from time to time at its expense, promptly execute and deliver to the Administrative Agent any further instruments and documents, and take any further actions, that may be necessary or that the Administrative Agent may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Cash Collateral.  Borrower shall not (i) sell or otherwise dispose of any of the Cash Collateral, or (ii) create or permit to exist any Lien upon any of the Cash Collateral.  Borrower hereby authorizes the Administrative Agent, promptly after each drawing under any Letter of Credit shall become due and payable, to apply any and all cash on deposit in the Cash Collateral Account towards the reimbursement of the L/C Issuer for all sums paid in respect of such drawing, and all other Obligations which shall then be due and owing.

Section 2.17                            Mitigation Obligations; Replacement of Lenders.

(a)                                  If any Lender requests compensation under Section 2.11 hereof, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.13 hereof, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.13 hereof, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 If any Lender requests compensation under Section 2.11 hereof, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.13 hereof, or if any Lender defaults in its obligation to fund Loans hereunder, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.07 hereof), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) Borrower shall have received the prior written consent of the Administrative Agent and the L/C Issuer, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 hereof or payments required to be made pursuant to Section 2.13 hereof, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Section 2.18                            Increase of Commitments.

(a)                                  Provided that no Default or Event of Default has occurred and is continuing, Borrower may, at any time and from time to time, provide a written request to the Administrative Agent to increase the Commitments of the Facility by up to an aggregate maximum amount of Twenty Million Dollars ($20,000,000.00) so that the aggregate Maximum Amount is One Hundred Million Dollars ($100,000,000).   Subject to the terms hereof, Borrower may request to obtain such increase in Commitments (“Proposed Increased Commitment”) from Lenders or banks, financial institutions or other entities other than the Lenders.  Borrower may offer the opportunity to provide all or a portion of the Proposed Increased Commitment to (i) other Lenders and/or (ii) other banks, financial institutions or other entities with the consent of the Administrative Agent and the L/C Issuer (which consents of the Administrative Agent and the L/C Issuer shall not be unreasonably withheld or delayed).  If offered by Borrower, each Lender shall have the right, but not the obligation to commit to all or a portion of its pro rata amount of the Proposed Increased Commitment based on the then existing allocation of Commitments.  As a precondition to such Proposed Increased Commitment becoming effective, the Asset Coverage Ratio covenant shall be met respecting such new Maximum Amount.  Any additional bank, financial institution or other entity which Borrower selects to offer a portion of the increased aggregate Commitments in accordance with the terms hereof and which elects to become a party to this Agreement and obtain a Commitment in an amount so offered and accepted by it pursuant to this Section shall execute such instruments, documents and agreements as the Administrative Agent shall determine to cause such bank, financial institution or other entity to become a Lender hereunder, whereupon such bank, financial institution or other entity shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, provided that the Commitment of any such bank, financial institution or other entity shall be in an amount of not less than $5,000,000.

(b)                                 Upon any increase in the aggregate Commitments pursuant to Section 2.18(a), within five Business Days, in the case of any Base Rate Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of any LIBOR Loans then outstanding, Borrower shall prepay such Loans in their entirety and, to the extent the

Borrower elects to do so and subject to the conditions specified in Section 5.02, Borrower shall reborrow Loans from the Lenders in proportion to their respective Commitments after giving effect to such increase, until such time as all outstanding Loans are held by the Lenders in such proportion.  Effective upon such increase, the amount of the participations held by each Lender in each Letter of Credit then outstanding shall be adjusted such that, after giving effective to such adjustments, the Lenders shall hold participations in each such Letter of Credit in the proportion its respective Commitment bears to the aggregate Commitments of all of the Lenders after giving effect to such increase.  The Collateral Trustee and Borrower shall execute and deliver such documents and instruments deemed reasonably necessary by either of them to maintain the perfection and priority of the Liens on the Collateral with respect to such increase in the aggregate Commitments.

ARTICLE III

GRANT OF SECURITY INTEREST

Section 3.01                            Grant of Security Interest.

(a)                                  To secure the payment and performance in full of all Obligations, Borrower hereby grants to the Collateral Trustee for the ratable benefit of the Lenders a continuing security interest in and Lien upon, and a right of set-off against, and Borrower hereby assigns and pledges to the Collateral Trustee for the ratable benefit of the Lenders, all of the Collateral owned by it or a Subsidiary Guarantor or in which such party has an interest.

(b)                                 Collateral means:

(i)                                     each of the Pool Vessels identified in Schedule 1.01, together with all of its machinery, anchors, cables, chains, rigging, tackle, fittings, tools, pumps, pumping equipment, gear, apparel, furniture, appliances, equipment, spare and replacement parts and all other appurtenances thereunto appertaining or belonging, whether now owned or hereafter acquired by its respective owner and whether on board or not, and also any and all additions, improvements and replacements made in or to such Pool Vessels or any part thereof or in or to any equipment and appurtenances thereunder appertaining or belonging and any and all the charter hire, subcharter hire, freights, subfreights, earnings, charters (including, without limitation, any rights of termination thereof), to the extent set forth in the Earnings Assignment, insurance proceeds and all other Proceeds paid or payable to Borrower on account of the use or employment of any Pool Vessel, being secured by the Mortgage or any other mortgage to be executed and delivered by Borrower in favor of Lenders (each, a “Mortgage”); and

(ii)                                  all records, computer tapes, discs, and other data however stored, ledger sheets, correspondence, invoices, delivery receipts, documents and instruments related to any of the foregoing.

It is understood and agreed that all of the Collateral which the Collateral Trustee, the Administrative Agent, the Lenders or any of them may at any time acquire from Borrower, the

Subsidiary Guarantors or from any other source in connection with the Obligations of the Credit Parties to Lenders, shall constitute Collateral for each and every Obligation, without apportionment or designation as to particular Obligations, and that all Obligations howsoever and whensoever incurred, shall be secured by all Collateral howsoever and whensoever acquired, and the Collateral Trustee, the Administrative Agent and the Lenders shall have the right, in their sole discretion, to determine the order in which the Collateral Trustee’s, the Administrative Agent’s and the Lenders’ rights in or remedies against any Collateral are to be exercised and which type of Collateral and which portions of Collateral are to be proceeded against and the order of application of proceeds of Collateral as against particular Obligations.

Section 3.02                            Substitution of Pool Vessel.  On reasonable notice from Borrower, the Administrative Agent and the Lenders will permit the substitution of a Pool Vessel with another vessel, provided, that such substitute vessel is subject to an Appraisal and that the Orderly Liquidation Value of the Pool Vessels after such substitution remains equal to or greater than the greater of (i) $50,000,000.00 and (ii) an Orderly Liquidation Value such that an Asset Coverage Ratio of not less than 1.25 to 1.00 is maintained.  Each substitute vessel shall be first made subject to the Mortgage and the Assignments.  The costs of any such substitution, including, without limitation, counsel fees, will be for Borrower’s account, payable on demand.  No Pool Vessel shall be valued as a constituent part of an integrated tug/barge unit unless all components of such unit are subject, or upon acceptance by Lenders would be subject, to the Mortgage.

Section 3.03                            Orderly Liquidation Value.

(a)                                  Based on the most recently completed Appraisal of the Pool Vessels delivered to the Administrative Agent, the aggregate Orderly Liquidation Value of the Pool Vessels shall at all times be not less than the greater of (i) $50,000,000.00 and (ii) an Orderly Liquidation Value such that an Asset Coverage Ratio of not less than 1.25 to 1.00 is maintained, provided, that in no event through the third anniversary of the Effective Date shall more than five percent (5%) of the aggregate Orderly Liquidation Value of the Pool Vessels be attributable to Non-Qualified Pool Vessels and thereafter Non-Qualified Pool Vessels shall not be included in Pool Vessels.

(b)                                 In the event any Appraisal delivered to the Administrative Agent performed at any time after the Effective Date demonstrates that the aggregate Orderly Liquidation Value of the Pool Vessels is less than the greater of (i) $50,000,000.00 and (ii) an Orderly Liquidation Value such that an Asset Coverage Ratio of not less than 1.25 to 1.00 is maintained, Borrower shall promptly, and in any event within 10 Business Days, pledge additional vessels acceptable to the Administrative Agent, and the Proceeds thereof, so that, after giving effect to such pledge of additional vessels, the aggregate Orderly Liquidation Value of the Pool Vessels is equal to the greater of (i) $50,000,000.00 and (ii) an Orderly Liquidation Value such that an Asset Coverage Ratio of not less than 1.25 to 1.00 is maintained.

(c)                                  In the event any Appraisal delivered to the Administrative Agent performed at any time after the Effective Date demonstrates that that the aggregate Orderly Liquidation Value of the Pool Vessels exceeds the greater of (i) $50,000,000.00, and (ii) an Orderly Liquidation Value such that an Asset Coverage Ratio of not less than 1.25 to 1.00 is maintained, Borrower may, upon the delivery of a written request therefor delivered to the Administrative Agent, request the consent of the Lenders (which shall not be unreasonably withheld) to the release by the Collateral Trustee, at Borrower’s expense, of its Lien on one or more Pool Vessels (and related Assignments) described in such request, commencing with Non-Qualified Pool Vessels; provided that both before and after giving effect to such release, (i) no Default or Event of Default shall have occurred and be continuing or result therefrom, (ii) the aggregate Orderly Liquidation Value of the Pool Vessels shall be not less than the greater of (i) $50,000,000.00 and (ii) an Orderly Liquidation Value such that the Asset Coverage Ratio shall not be less than 1.25 to 1.00, and (iii) Borrower shall be in compliance with the financial covenants under Sections 7.01, 7.02, 7.03 and 7.04, and Borrower shall deliver to the Administrative Agent a certificate in reasonable detail evidencing compliance by Borrower with the foregoing conditions.  Notwithstanding the foregoing, the value of any vessel acquired, retrofitted or rebuilt with any Loan shall not be included for purposes of determining the aggregate Orderly Liquidation Value of the Pool Vessels as collateral while such vessel is under construction but may be included upon completion of work and redelivery to Borrower.

Section 3.04                            Negative Pledge.  Promptly after the termination of any restrictions prohibiting Borrower from granting a Lien on its account receivables, including, without limitation, those restrictions in connection with any obligations secured by Title XI Guaranties, Borrower agrees that it will execute and deliver a negative pledge on the Borrower’s accounts receivable arising out of the Collateral.  At such time and thereafter and at Borrower’s option, Borrower may secure the Facility with a first perfected security interest on Borrower’s accounts receivable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Borrower hereby represents and warrants to the Administrative Agent, the Lenders and the Collateral Trustee that:

Section 4.01                            Organization.  Each of Borrower, K-Sea and each Subsidiary Guarantor is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware, and has the necessary right, power and authority to own its respective assets and to transact the business in which it is engaged, and is duly qualified to do business in each jurisdiction where such qualification is legally required and in each jurisdiction where the failure to qualify would affect the enforceability of the Loan Documents or otherwise adversely affect the Collateral or Borrower’s or K-Sea’s or any Subsidiary Guarantor’s ability to perform its respective obligations under any of the Loan Documents.

Section 4.02                            Power and Authority.  Each of Borrower, K-Sea and each Subsidiary Guarantor has full power, authority and legal right to execute and deliver this Agreement, Mortgage, the Assignments and each other Loan Document to which it is a party, and to perform its obligations hereunder and thereunder.  Borrower has full power, authority and legal right to make and deliver the Notes, to borrow hereunder and Borrower and each Subsidiary Guarantor has full power, authority and legal right to grant the security interests created by this Agreement and the Mortgage.  This Agreement and the other Loan Documents have been duly executed and delivered by the Credit Parties party thereto and each constitutes a legal, valid and binding obligation of such Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 4.03                            Governmental Approvals; No Conflicts. The transactions contemplated by this Agreement and the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) do not require the consent of any other Person (including, without limitation, any stockholder, trustee or holder of Indebtedness), (c) will not violate any Applicable Law or regulation or the charter, by-laws or other organizational documents of Borrower or any other Credit Party or any order of any Governmental Authority, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon Borrower or any other Credit Party or their respective assets, or give rise to a right thereunder to require any payment to be made by Borrower or any other Credit Party, and (e) except for the Lien in favor of the Administrative Agent or the Collateral Agent granted hereby or pursuant to any other Loan Document, will not result in the creation or imposition of any Lien on any asset of Borrower or any other Credit Party.

Section 4.04                            Financial Condition; No Material Adverse Change.

(a)                                  Borrower was formed on July 14, 2003, and has conducted no business other than the acquisition, ownership and chartering of its vessels, including the Pool Vessels.

(b)                                 Borrower has heretofore furnished to the Administrative Agent and the Lenders Financial Statements (i) as of and for the year ended June 30, 2004, reported on by PriceWaterhouseCoopers, independent public accountants, and (ii) as of and for the succeeding fiscal quarters ended September 30, 2004 and December 31, 2004 certified by the applicable Financial Officer, which Financial Statements present fairly, in all material respects the financial position and results of operations and cash flows as of such dates and for such periods in accordance with GAAP, consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of Financial Statements referred to in clause (b)(ii) above.

Section 4.05                            Litigation.  There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Borrower, threatened against or affecting Borrower or any other Credit Party or any of the Collateral (i) which, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve this Agreement or the transactions contemplated hereby.

Section 4.06                            Environmental Condition.  Except as identified on Schedule 4.06 hereto, none of Borrower’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any Environmental Law (including, without limitation, OPA

90) as a Hazardous Waste disposal site, or a candidate for closure pursuant to any Environmental Law, which designation or identification could reasonably be expected to have a Material Adverse Effect.  No Lien arising under any Environmental Law has attached to any revenues or to any of the Pool Vessels or any real or personal property owned by Borrower or any of its Subsidiaries.  Neither Borrower nor any of its Subsidiaries has received a summons, citation, notice, or directive from the United States Environmental Protection Agency, the United States Coast Guard or any other federal or state governmental agency regarding any action or omission by Borrower or any of its Subsidiaries resulting in the releasing, or otherwise exposing of Hazardous Waste into the environment, which notice could reasonably be expected to have a Material Adverse Effect.  Borrower and its Subsidiaries (a) are in compliance (in all material respects) with all Environmental Laws, including, but not limited to, all statutes, regulations, ordinances and other legal requirements pertaining to the production, storage, handling, treatment, release, transportation or disposal of any Hazardous Waste, and (b) will obtain, maintain and/or comply with any permit, license or other approval required under any Environmental Law.

Section 4.07                            Compliance with Laws and Agreements.  Each of Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

Section 4.08                            Investment and Holding Company Status.  Neither Borrower nor any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

Section 4.09                            Taxes.  Each Credit Party has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Credit Party has set aside on its books adequate reserves, or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.  The charges, accruals and reserves on the books of Borrower in respect of Taxes for all open years, and for the current fiscal year, make adequate provision for all unpaid Tax liabilities for such periods.

Section 4.10                            ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent Financial Statements reflecting such amounts, exceed the fair market value of the assets of such Plan.

Section 4.11                            Disclosure.  None of the reports, Financial Statements, certificates or other information furnished by or on behalf of Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.  There is no fact known to Borrower that could have a Material Adverse Effect that has not been disclosed herein or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Administrative Agent or the Lenders for use in connection with the transactions contemplated hereby.

Section 4.12                            No Other Name.  Borrower has not changed its name nor has done business in any name other than that set forth in the introductory paragraph of this Agreement.

Section 4.13                            Title.  Borrower and the Subsidiary Guarantors have and at all times will defend and continue to have good and marketable title to all of the Collateral, free and clear of all Liens, security interests, claims or encumbrances of any kind whatsoever subject only to Permitted Liens.  The Pool Vessels are documented in the name of Borrower with the United States Coast Guard National Vessel Documentation Center in Falling Waters, West Virginia.

Section 4.14                            Lenders’ Security Interest.  As of the Effective Date, the Collateral Trustee shall have a legal, valid and continuing first preferred ship mortgage (as amended, supplemented or otherwise modified from time to time) over the whole of, and a perfected first lien on and security interest in, the Pool Vessels, and the Administrative Agent shall have a perfected first lien on and security interest in the remaining Collateral subject only to Permitted Liens and all taxes, fees and other charges in connection therewith shall have been duly paid.  There are no demise charters in effect on any Pool Vessels other than the charters identified on Schedule 4.14 hereto.

Section 4.15                            Citizenship.  Borrower and each Subsidiary Guarantor is a citizen of the United States as defined in section 2 of the Shipping Act, 1916, as amended, duly qualified to engage in the coastwise trade and in foreign commerce of the United States, and shall remain such a citizen while any Loan remains outstanding and during the life of the Mortgage.

Section 4.16                            Vessels.

(a)                                  Set forth on Schedule 1.01 is a complete and accurate list, as of the date hereof, of all Pool Vessels, showing as of the Effective Date with respect to each such Pool Vessels the following:  (i) the name of each Pool Vessel; (ii) the name of the Registered Owner of the Pool Vessels; (iii) to the extent applicable, the American Bureau of Shipping certification number; (iv) the date of the most recent United States Coast Guard inspection and/or ABS Survey; and (v) to the extent applicable, the next scheduled inspection date.

(b)                                 Each such Pool Vessel identified on Schedule 1.01 is:  (i) to the extent required in order to operate in the service in which such Pool Vessel is operating, classified in the highest classification for vessels of the same age and type in the American Bureau of Shipping required to be maintained in order to operate in such service and is in class without recommendation (except for recommendations which, when aggregated with recommendations for all Pool Vessels, could not reasonably be expected to have a Material Adverse Effect); (ii) documented under the laws of the United States to permit such Pool Vessel to operate in the coastwise trade; (iii) covered by hull and machinery and protection and indemnity insurance in accordance with the requirements of the Mortgage, if any, covering such Pool Vessel, and otherwise reasonably satisfactory to the Administrative Agent; and (iv) to the extent applicable, subject to a valid certificate of inspection issued by the United States Coast Guard, each such certificate of inspection is in full force and effect without recommendation (except for recommendations which, when aggregated with recommendations for all Pool Vessels, could not reasonably be expected to have a Material Adverse Effect).

(c)                                  The information listed on each certificate of the American Bureau of Shipping required to be delivered pursuant to Section 5.01(e)(iii)(G) hereof with respect to each Pool Vessel confirming that such Pool Vessel is in such class without material recommendation, as well as the information listed on each ABS Database Printout is true, correct and complete, in all material respects, as of the date hereof.

Section 4.17                            Government Consents for Conduct of Business.  Each Credit Party has, and is in good standing with respect to, all approvals, permits, licenses, consents, authorizations, franchises, certificates, and inspections of all Governmental Authority, that are necessary for a Credit Party to continue to conduct business and own, use, operate, and maintain its property and assets as heretofore conducted, owned, used, operated, and maintained which, if not obtained (whether directly or by lawful and effective assignment) or not maintained in good standing, could reasonably be expected to have a Material Adverse Effect.  No such approval, permit, license, consent, authorization, franchise, or certificate is conditioned or limited any more so than as is generally the case with respect to Persons engaged in the same or similar lines of business.  Each such approval, permit, license, consent, authorization, franchise, or certificate was duly and validly granted or issued, is in full force and effect, and, as of the Effective Date, neither has been, nor has been threatened to be, amended, modified, suspended, rescinded, revoked, forfeited, or assigned.  Further, as of the Effective Date, no condition(s) exist(s) or event(s) has (have) occurred that, with the giving of notice or lapse of time or both, could result in the amendment, modification, suspension, rescission, revocation, forfeiture, or non-renewal of any such approval, permit, license, consent, authorization, franchise, or certificate.

Section 4.18                            Federal Reserve Regulations.

(a)                                  Neither Borrower nor any of the Subsidiaries are engaged principally, or as one of their important activities, in the business of extending credit for the purpose of buying or carrying margin stock (as defined in Regulation U of the Board as from time to time in effect).

(b)                                 No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase, acquire or carry any

Margin Stock or for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.

ARTICLE V

CONDITIONS

Section 5.01                            Effective Date.  The obligations of the Lenders to make the Loans hereunder, and the obligation of the L/C Issuer to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.06 hereof):

(a)                                  The Administrative Agent shall have received a certificate from the secretary of the Borrower and each Guarantor attaching (i) a true and complete copy of the resolutions of its Managing Person and of all documents evidencing all necessary partnership or corporate action (in form and substance satisfactory to the Administrative Agent) taken by it to authorize the Loan Documents to which it is a party and the transactions contemplated thereby, (ii) attaching a true and complete copy of its Organizational Documents, (iii) setting forth the incumbency of its officer or officers or other analogous counterpart who may sign the Loan Documents, including therein a signature specimen of such officer or officers and (iv) attaching a certificate of good standing of the Secretary of State of the jurisdiction of its formation and of each other jurisdiction in which it is qualified to do business.

(b)                                 Administrative Agent (or its counsel) shall have received from each party hereto either (x) a counterpart of this Agreement signed on behalf of such party or (y) written evidence satisfactory to Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(c)                                  The Administrative Agent shall have received Notes for each Lender requesting the same duly signed on behalf of the Borrower.

(d)                                 The Administrative Agent shall have received the Parent Guaranty and the Subsidiary Guaranty signed on behalf of each Guarantor party thereto.

(e)                                  The Administrative Agent shall have received the following, each dated the date of the initial Loan hereunder (unless otherwise specified), in form and substance satisfactory to the Administrative, and in sufficient copies:

(i)                                     proper Form UCC-1 financing statements under the Uniform Commercial Code for all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first and only priority Liens and security interests created hereunder, covering the Collateral;

(ii)                                  evidence of the completion of all other recordings and filings of or with respect to the Lien created hereby that the Administrative Agent may deem necessary or desirable in order to perfect and protect the Liens created hereby;

(iii)                               with respect to each Pool Vessel described in Schedule 1.01, the following:

(A)                              a Mortgage covering such Pool Vessel duly executed by the Credit Party that is the owner of such Pool Vessel and, in connection therewith, such Pool Vessel shall have been duly documented in the name of the Credit Party holding title thereto under the laws of the United States, such Mortgage shall have been duly filed for recording with the United States Coast Guard, and Mortgage shall constitute a preferred ship mortgage on such Pool Vessel;

(B)                                an assignment covering the earnings and requisition compensation, if any, of such Pool Vessel, in form and substance satisfactory to the Administrative Agent, duly executed by the Credit Party that is the owner of such Pool Vessel and, in connection therewith, such Credit Party shall have executed and delivered to the Administrative Agent notices of assignment and authorizations to collect insurance claims and to collect general average contributions, in such form and in such number of counterparts as may be reasonably requested by the Administrative Agent;

(C)                                an assignment covering the insurances of such Pool Vessel, in form and substance satisfactory to the Administrative Agent, duly executed by the Credit Party that is the owner of such Pool Vessel;

(D)                               copies of cover notes and certificates of entry evidencing the insurance covered by such Pool Vessel;

(E)                                 authorizations to inspect class records of such Pool Vessel owned by the Credit Party that is the owner thereof, in such form and such number of counterparts as may be reasonably requested by the Administrative Agent, duly executed by such Credit Party;

(F)                                 a true and complete copy of either (i) a certificate of ownership and encumbrance issued by the United States Coast Guard or (ii) an abstract of title issued by the United States Coast Guard, in either case, showing such Credit Party to be the sole owner of such Pool Vessel free and clear of all Liens of record except (x) the Mortgage covering such Pool Vessel in favor of the Collateral Trustee for the benefit of the Lenders, and (y) the Permitted Liens;

(G)                                for each Pool Vessel to the extent it is required to be maintained in class in order to operate in the service in which it is operating, the original current confirmation certificate of American Bureau of Shipping for such Pool Vessel, confirming that such Pool Vessel is in such class without material recommendation, together with an American Bureau of Shipping SafeNet database printout dated not more than twenty (20) days prior to the Effective Date, certified by an officer of Borrower as true and correct;

(H)                               a copy of the current certificate of inspection issued by the United States Coast Guard for such Pool Vessel, if available, and reflecting no outstanding recommendations; and

(I)                                    (1)                                  written advice from B&P International Insurance Brokerage LLC, insurance brokers, of the placement of the insurances covering such Pool Vessel; (2) written confirmation from such brokers, that they have received no notice of the assignment (except from the Administrative Agent) of the insurances or any claim covering such Pool Vessel; (3) an opinion of such brokers to the effect that such insurance complies with the applicable provisions of this Agreement and of the Mortgage covering such Pool Vessel, where applicable; and (4) an agreement by such brokers, in form and substance satisfactory to the Administrative Agent, whereunder the insurances of such Pool Vessel, and claims thereunder, will not be affected by nonpayment of premiums on any other insurances.

(f)                                    The Administrative Agent shall have received a favorable written opinion (addressed to the Lenders, the Administrative Agent and the Collateral Trustee and dated the Effective Date) from Holland & Knight LLP, on behalf of the Credit Parties, substantially in the form of Exhibit C and covering such other matters relating to the Credit Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request. Borrower hereby requests such counsel to deliver such opinion.

(g)                                 The Administrative Agent shall have received such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Credit Party, the authorization of the Transactions and any other legal matters relating to the Credit Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(h)                                 The Administrative Agent shall have received Uniform Commercial Code, tax and judgment lien search reports with respect to each applicable public office where Liens are or may be filed disclosing that there are no Liens of record in such official’s office covering any Collateral or showing Borrower or any other Credit Party as debtor thereunder (other than Permitted Liens) and a certificate of an officer of Borrower, dated the Effective Date, certifying that, upon the making of the Loans there will exist no Liens on the Collateral other than Permitted Liens.

(i)                                     There shall be no injunction, writ, preliminary restraining order or other order of any nature issued by any Governmental Authority in any respect affecting the transactions provided for in this Agreement or the other Loan Documents and no action or proceeding by or before any Governmental Authority has been commenced and is pending or, to the knowledge of Borrower, threatened, seeking to prevent or delay the transactions contemplated by the Loan Documents or challenging any other terms and provisions hereof or thereof or seeking any damages in connection therewith, and the Administrative Agent shall have received a certificate, in all respects satisfactory to the Administrative Agent, of an officer of the Borrower to the foregoing effect.

(j)                                     The Administrative Agent shall have received a certificate, dated the Effective Date and signed by an officer of Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 5.02.

(k)                                  Prior to or simultaneously with the making of the Loans on the Effective Date, Borrower shall have fully repaid all Indebtedness set forth on Schedule 5.01 hereto and all agreements with respect thereto shall have been cancelled or terminated, all Liens, if any, securing the same shall have been terminated, and the Administrative Agent shall have received satisfactory evidence thereof.

(l)                                     The Lenders shall have completed a due diligence investigation of Borrower and the other Credit Parties in scope, and with results, satisfactory to the Lenders; Borrower and the other Credit Parties shall have given the Administrative Agent such access to their respective books and records as the Administrative Agent may have requested upon reasonable notice in order to carry out its investigations, appraisals and analyses, and the Administrative Agent shall have received all additional financial, business and other information regarding Borrower and the other Credit Parties and their respective properties as the Administrative Agent shall have reasonably requested.

(m)                               The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by Borrower hereunder.

(n)                                 The Administrative Agent shall have received evidence satisfactory to it that the insurance required by Section 6.06 is in effect.

(o)                                 The Administrative Agent shall have received and accepted a desktop or visual Appraisal of all Pool Vessels, which shall be in form and substance satisfactory to the Administrative Agent, and which shall demonstrate that the Orderly Liquidation Value of the Pool Vessels as of the Effective Date is not less than the greater of (i) $50,000,000.00 and (ii) an Orderly Liquidation Value such that the Asset Coverage Ratio shall not be less than 1.25 to 1.00.

(p)                                 The Administrative Agent shall have received satisfactory evidence that the Pool Vessels are operationally suitable for the trades in which such Pool Vessels are expected to be engaged and can be operated by Borrower and/or a Subsidiary Guarantor in their intended trades without impediment.

(q)                                 The Lenders shall be reasonably satisfied (i) that there shall be no litigation or administrative proceeding, or regulatory development, that would reasonably be expected to have a Material Adverse Effect on (a) the business, assets, operations, prospects, condition (financial or otherwise) or material agreements of Borrower and its Subsidiaries, (b) the ability of any Credit Party to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to the Administrative Agent, the Collateral Trustee or any Lender under any Loan Document and (ii) with the current status of, and the terms of any settlement or other resolution of, any litigation or other proceedings brought against Borrower or any Subsidiary.

(r)                                    The Lenders shall be reasonably satisfied that no material adverse change or material adverse condition in the business, assets, operations, properties, condition (financial or otherwise), liabilities (including contingent liabilities), prospects or material agreements of Borrower and its Subsidiaries has occurred since December 31, 2004.

(s)                                  No Event of Loss shall have occurred with respect to any of the Pool Vessels.

(t)                                    All legal matters with respect to and all legal documents (including, but not limited to, the Loan Documents) executed in connection with the transactions contemplated by this Agreement shall be satisfactory to counsel for the Administrative Agent.

(u)                                 The Administrative Agent and the Lenders shall have reviewed and be satisfied with Borrower’s, K-Sea’s and K-Sea’s predecessor’s (i) financial statements dated July 1, 2004 and comparable financial statements for the fiscal year 2003 and (ii) audited financial statements for the years 2001, 2002 and 2003, if applicable.  The Administrative Agent shall have reviewed and be satisfied with all management letters, reports and written materials, if any, that are prepared by the independent auditor of Borrower, K-Sea and K-Sea’s predecessor during the years 2001, 2002, 2003 and 2004 to the Effective Date.

(v)                                 KeyBank shall have paid to Borrower a reimbursement of the pro-rata fee paid on the Existing MARAD Letter of Credit.

The Administrative Agent (acting itself or through its counsel) shall notify Borrower, the Lenders, the L/C Issuer and the Collateral Trustee of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of Lenders to make Loans and the obligation of the L/C Issuer to issue Letters of Credit shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.06 hereof) at or prior to 3:00 p.m., New York City time, on April 30, 2005 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 5.02                            Each Loan and Letter of Credit.  The obligation of each Lender to make a Loan (other than a Loan made by a Lender pursuant to Section 2.15(e)), and the obligation of the L/C Issuer to issue a Letter of Credit (including the initial issuance thereof) or renew a Letter of Credit and the right of Borrower to request the issuance or renewal of a Letter of Credit, shall each be subject to the further conditions precedent that on the date of the making of each Loan, issuance or renewal:

(a)                                  The representations and warranties of each Credit Party set forth in each Loan Document shall be true and correct in all material respects on and as of the date of such Loan, issuance or renewal, except to the extent such representations and warranties relate to an earlier date.

(b)                                 At the time of and immediately after giving effect to such Loan or issuance, no Default shall have occurred and be continuing and the aggregate Revolving Credit Exposure of all Lenders shall not exceed the Borrowing Base.

(c)                                  The Administrative Agent shall have received a Loan Request meeting the requirements of Section 2.05 or a Credit Request meeting the requirements of Section 2.15.

(d)                                 The Administrative Agent shall have received such other documentation and assurances as shall be reasonably required by it in connection with the making of such Loan or the issuance or renewal of such Letter of Credit.

The making of each Loan and the issuance and renewal of each Letter of Credit shall be deemed to constitute a representation and warranty by Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 5.02.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan, all Reimbursement Obligations and all fees and other amounts (other than contingent indemnity obligations) payable under the Loan Documents shall have been paid in full, Borrower covenants and agrees with the Lenders that:

Section 6.01                            Financial Statements and Other Information.

(a)                                  Borrower shall deliver to the Administrative Agent and the Lenders, at Borrower’s sole expense:  (i) as soon as available but no later than forty-five (45) days after the end of each fiscal quarter, the unaudited consolidated Financial Statements of Borrower and K-Sea for such interim fiscal period, prepared in accordance with GAAP and certified by the Financial Officer of Borrower and K-Sea, respectively, (ii) as soon as available after the end of each fiscal year, annual financial projections of Borrower prepared in accordance with GAAP by the Financial Officer of Borrower, using monthly data, and (iii) as soon as available but no later than one hundred twenty (120) days after the end of each fiscal year or as required under any regulations to which Borrower or K-Sea is subject, the audited consolidated Financial Statements (with an unqualified opinion) of Borrower and K-Sea for such fiscal year, prepared and certified by independent certified public accountants acceptable to Lenders.  All of the foregoing shall be in such form and together with such information with respect to the business of Borrower, as Lenders may in each case request as reasonably calculated by Lenders to enable them to confirm and prove elements of the Financial Statements.  Borrower shall keep and maintain its books and records in accordance with GAAP, consistently applied.

(b)                                 Concurrently with any delivery of Financial Statements under clause (a)(i) above, Borrower shall deliver to Lenders a certificate of a Financial Officer of K-Sea (i) certifying as to whether a Default has occurred since the delivery of the previous such certificate or to the date hereof and, if such a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 7.01, 7.02, 7.03 and 7.04 hereof (which calculations with respect to Section 7.04 shall be based on the then most recent Appraisals of the Pool Vessels and the aggregate Revolving Credit Exposure of all Lenders as of the last day of the fiscal quarter covered by such Financial Statements), (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited Financial Statements referred to in Section 4.04 or Section 6.01 hereof, as applicable, has materially and adversely effected the Financial Statements accompanying such certificate and, if so, the estimated dollar amount thereof and (iv) certifying as to whether any default or event of default shall have occurred under any Title XI Guaranty (or any Indebtedness guaranteed thereby) and setting forth in reasonable detail calculations demonstrating compliance with any financial covenants contained in any such Title XI Guaranty or related Indebtedness.

(c)                                  Promptly after the same become publicly available, Borrower shall make available (including through electronic availability) to the Administrative Agent and the Lenders copies of all periodic and other reports, proxy statements and other materials filed by Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be; and

(e)                                  Promptly following any request therefor, Borrower shall deliver to the Administrative Agent and the Lenders such other information regarding the operations, business affairs and financial condition of K-Sea or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Section 6.02                            Pool Vessel Appraisals.  The Administrative Agent may conduct, and Borrower shall cooperate in the conduct of, a visual Appraisal of any or all of the Pool Vessels at Borrower’s expense, over every twelve (12) month period of this Agreement in the absence of an Event of Default and at any time during the continuance of an Event of Default.  The first twelve-month period will begin on the Effective Date; provided, however, that Borrower will allow access to any Appraiser selected by the Administrative Agent to attend and appraise any Pool Vessel in drydock at any time on reasonable notice.  Each fiscal year, Borrower shall provide the Administrative Agent with a drydock schedule and location of drydock.  As soon as available after each Anniversary Date, Borrower shall provide the Administrative Agent with desktop Appraisals on all Pool Vessels in the Collateral.

Section 6.03                            Fees and Expenses.  Borrower shall pay, on demand of the Administrative Agent and delivery to Borrower of invoices therefor, all actual out-of-pocket costs, expenses, filing fees and taxes payable in connection with the negotiation, preparation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, the Lenders’ rights in the Collateral, this Agreement and all other existing and future agreements or documents contemplated herein or related hereto, including any amendments, waivers, supplements or consents which may hereafter be made or entered into in respect hereof, or in any way involving claims or defense asserted by the Lenders or claims or defenses against the Lenders asserted by Borrower or any guarantor, including, without limitation, the Guarantors, or any third party directly or indirectly arising out of or related to the relationship between Borrower and the Lenders, including, but not limited to, the following, whether incurred before, during or after the initial or any renewal term or after the commencement of any case with respect to Borrower under the United States Bankruptcy Code or any similar statute: (a) all costs and expenses of filing or recording (including the UCC financing statement and any Mortgage filing taxes and fees, abstract fees relating to the Pool Vessels, documentary taxes, intangibles taxes, etc., if applicable); (b) all insurance premiums, appraisal fees, fees incurred in connection with any environmental report, audit or survey and search fees; (c) all fees as then in effect relating to the wire transfer of loan proceeds and other funds and fees then in effect for returned checks and credit reports; (d) with respect to periodic field examinations of the Collateral and Borrower’s operations, a per diem charge at the rate of $1,000.00 per person per day for Lenders’ internal examiners in the field and office in excess of three (3) days per visit; and (e) the reasonable, documented costs, fees and disbursements of outside counsel to Lenders, including, but not limited to, such fees and disbursements incurred as a result of litigation between the parties hereto, any third party and in any appeals arising therefrom.  Any of the foregoing amounts that are paid by Lenders shall, until reimbursed by or on behalf of Borrower, constitute Obligations of Borrower secured by the Collateral.

Section 6.04                            Notices of Material Events.  Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)                                  the occurrence of any Default or Event of Default;

(b)                                 the filing, commencement or written threat of any action, suit or proceeding by or before any arbitrator or Governmental Authority against Borrower or any other Person or affecting Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)                                  the occurrence of any ERISA Event that could reasonably be expected to result in a Material Adverse Effect; and

(d)                                 any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 6.05                            Existence; Conduct of Business.  Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business.

Section 6.06                            Insurance.  (a)  With respect to the Collateral and other assets, Borrower shall maintain insurance at all times, with financially sound and reputable insurers that are reasonably acceptable to the Administrative Agent.  With respect to insurance on all Collateral, all such insurance policies shall be in such form, substance, amounts and coverage as may be satisfactory to the Administrative Agent, including, without limitation, insurance on hull and machinery, protection and indemnity, loss or damage to vessels, damage to property of third parties (including customers), loss or contamination of cargo, personal injuries to employees or third parties, and pollution and other related environmental damage.

(b)                                 Such insurance shall provide for thirty (30) days’ prior written notice to the Administrative Agent of any reduction or cancellation of coverage on account of default in the payment of any premium and shall provide Lenders with the opportunity to cure nonpayment.  Borrower hereby irrevocably appoints the Administrative Agent with full right of delegation by the Administrative Agent as attorney-in-fact for Borrower to obtain, at Borrower’s expense, any such insurance should Borrower fail to do so and, after an Event of Default, to adjust or settle any claim or other matter under or arising pursuant to such insurance or to amend or cancel such insurance.  Borrower shall deliver to the Administrative Agent evidence of such insurance and a lender’s loss payable endorsement satisfactory to the Administrative Agent as to all existing and future insurance policies with respect to the Collateral.  Borrower shall deliver to the Administrative Agent, in kind, all instruments representing proceeds of insurance received by Borrower.  Except as otherwise specifically provided herein or in the Mortgage as to any Pool Vessel, the Administrative Agent may apply any insurance proceeds received by the Administrative Agent or the Collateral Trustee at any time to the cost of repairs to or replacement of any portion of the Collateral and/or, at the Administrative Agent’s option, to payment of or as security for any of the Obligations, whether or not due, in any order or manner as the Administrative Agent may determine.  Borrower will insure each Pool Vessel in accordance with Section 1.18 of the Mortgage.  Nothing in this Agreement shall be construed to limit or restrict the provisions of Section 1.18 of the Mortgage, but shall be in addition thereto.

Section 6.07                            Taxes; Use.  Borrower agrees that it will, and will cause each of its Subsidiaries to, pay and discharge all taxes, assessments, licensing obligations and governmental charges or levies imposed on the income, profits, sale, business or properties of Borrower and its Subsidiaries prior to the date upon which penalties attach for non-payment thereof, and promptly discharge any liens, encumbrances or other claims which may be levied or claimed against any of the Collateral, provided, that (i) any such tax, assessment, charge or levy need not be paid if the payment thereof is being contested in good faith and by appropriate proceedings, (ii) for which adequate book reserves, determined in accordance with GAAP, shall be set aside, and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect, and provided, further, that if any such tax, assessment, charge or levy lawfully imposed shall remain unpaid after the date upon which a Lien on any Collateral arises or may be imposed as a result of such non-payment, or if any Lien is claimed for any other reason against any of the Collateral, which if foreclosed would in the opinion of the Administrative Agent adversely affect the value of the Lenders’ security interest in any of the Collateral, the Lenders may pay and discharge such taxes, assessments, charges, levies and Liens, and the amount so paid by the Lenders shall be payable on demand and if not paid promptly, will be charged to the appropriate Loan Account and shall be secured by the Collateral.  Borrower will, and will cause each of its Subsidiaries, to comply with all laws and all acts, rules, regulations and orders of any legislative, administrative or judicial body or official, applicable to the Collateral or to the operation of the business of Borrower.

Section 6.08                            Maintenance of Properties; Use and Operation of Pool Vessels.  Borrower will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.  Borrower shall require at all times that any demise charterer or operator of any of the Pool Vessels shall use its due diligence to operate, maintain, repair, insure, man and supply the Pool Vessels or any of them in a careful and proper manner, comply in all material respects with and conform to all governmental laws, rules and regulations and insurance restrictions relating thereto, and operate any such Pool Vessels with competent and duly qualified personnel.  Borrower shall ensure that none of the Pool Vessels is traded, located, operated or used, directly or indirectly, in a Prohibited Jurisdiction or by a Prohibited Person, and no charterer nor any subcharterer or shipper shall be a Prohibited Person or organized in a Prohibited Jurisdiction.

Section 6.09                            Books and Records; Inspection Rights.  Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in accordance with GAAP are made of all dealings and transactions in relation to its business and activities.  Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, including, without limitation, the Collateral, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.  Borrower shall provide to the Administrative Agent advance notice of all surveys and regulatory inspections in order that the Administrative Agent or its agent may observe and participate.  All records, computer tapes, discs and other data storage devices, ledger sheets, correspondence, invoices, delivery receipts, documents and instruments relating to the Collateral shall also constitute Collateral and, unless and until delivered to the Administrative Agent or the Lenders, shall be kept by Borrower, without cost to Lenders, in appropriate containers and in safe places, and if the Administrative Agent or the Lenders should so request, shall bear suitable legends identifying them as being under any Administrative Agent’s dominion and control.  The Administrative Agent and the Lenders shall at all reasonable times have full access to and the right to audit any and all of Borrower’s books, computer tapes, discs and other data storage devices and records, including, but not limited to, books and records pertaining to the Collateral and including all files and correspondence with creditors and customers, and to confirm and verify the value and collectibility of the Collateral and to do whatever else the Administrative Agent or the Lenders reasonably may deem necessary to protect its interests.

Section 6.10                            Use of Proceeds.  The proceeds of the Loans can be used for any purpose in the ordinary course of business, including minimum quarterly distributions to partners in K-Sea, acquisition of entities or specific vessels from unaffiliated third parties, or, if from an Affiliate, an acquisition which is made on terms equivalent to an arm’s-length basis, or financing other rebuilding, retrofitting, upgrading or capital improvements on Pool Vessels or other Vessels owned by the Borrower or any Subsidiary Guarantor, provided that no part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase, acquire or carry any margin stock (as defined under Regulation U of the Board) or for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X.  Borrower shall not invest, lend or otherwise distribute the proceeds of any Loan made under this Agreement in or to any Person other than

Borrower, K-Sea or any Subsidiary Guarantor, except as set forth in the first sentence of this Section 6.10.

Section 6.11                            U.S. Person.  Borrower and each Subsidiary Guarantor shall at all times until the Lien of the Mortgage shall be discharged and there are no Loans outstanding hereunder be a limited partnership organized under the laws of Delaware or another state within the United States.

Section 6.12                            Documentation.  Borrower will comply with and satisfy all provisions of the laws and regulations of the United States now or hereafter from time to time in effect in order that the Pool Vessels shall continue to be documented vessels pursuant to the laws of the United States as vessels of the United States under the United States flag with such endorsements as shall qualify the Pool Vessels for participation in the coastwise trade and such other trades and services to which they may be dedicated from time to time.

Section 6.13                            Further Assurances.  Borrower will, promptly at any time and from time to time, at its sole expense, execute and deliver, and cause its Subsidiaries to execute and deliver, to the Administrative Agent such further instruments and documents, and take such further action, as the Administrative Agent may from time to time request in order to further carry out the intent and purpose of the Loan Documents and to establish and protect the rights, interests and remedies created, or intended to be created, in favor of the Administrative Agent and the Lenders hereby and thereby, including, without limitation, the execution, delivery, recordation and filing of financing statements and continuation statements.  Borrower hereby authorizes the Administrative Agent, in such jurisdictions where such action is authorized by law, to effect any such recordation or filing of financing statements and continuation statements without the signature of Borrower thereon and to file as valid financing statements in the applicable financing statement records, photocopies hereof and of any other financing statement executed in connection herewith.  The Administrative Agent agrees to provide Borrower with copies of UCC filings, but shall have no liability for failure to do so and such failure shall not serve as a defense to the performance by any party of its obligations under the Loan Documents.

Section 6.14                            Borrower’s Title; Lenders’ Security Interest; Personal Property.  Borrower shall warrant and defend its good and marketable title in and to the Pool Vessels, and the Administrative Agent’s and the Collateral Trustee’s perfected first priority security interest in the Collateral, against all claims and demands whatsoever.  Borrower agrees that the Pool Vessels shall be, and at all times and remain, separately identifiable personal property.  Borrower shall, at its sole expense, take such action (including the obtaining and recording of waivers) as may be necessary to prevent any Person from acquiring any right to or interest in the Pool Vessels by virtue of the Pool Vessels being deemed to be real property or a part of real property or a part of other personal property, and if at any time any Person shall claim any such right or interest, Borrower shall, at its expense, cause such claim to be waived in writing or otherwise eliminated by bonding or substitution of security to the Administrative Agent’s satisfaction within thirty (30) days after such claim shall have first become known to Borrower.

Section 6.15                            Indemnification.  Without limiting the generality of any other provision hereof, Borrower shall indemnify, protect, save and keep harmless the Administrative Agent, the

L/C Issuer, the Collateral Trustee and each Lender from and against any reduction in the amount payable out of the Collateral to such Person with respect to the Obligations, or any other loss, cost or expense (including reasonable legal fees) incurred by such Person, as the result of any breach of the provisions of this Article VI.

Section 6.16                            Performance of Contracts.  Borrower will duly observe and perform in all material respects all covenants and obligations to be performed by it under any charter or any other contract for use of the Pool Vessels or any of them and will promptly take any and all action as may be reasonably necessary to enforce its rights under any such charter or contract or to secure the performance by such charterer or operator of such party’s obligations under any such charter or contract.  Borrower shall not amend, terminate or otherwise modify the terms of any such charter or contract without the prior written consent of the Lenders, which shall not be unreasonably withheld or delayed, but to which reasonable conditions may be attached; provided, however, the Lenders shall have no obligation to consent to any termination or to any amendment or modification, if in the Lenders’ judgment such amendment or modification would materially increase the Lenders’ risks in the transaction, reduce its returns or otherwise disadvantage the Lenders.

Section 6.17                            Environmental Compliance.  (a)  Borrower shall, and it shall require that any and all subcharterers, managers, employees, contractors, subcontractors, agents, representatives, Affiliates, consultants, occupants and any and all other Persons, (i) comply in all material respects with all applicable Environmental Laws, (ii) use, employ, process, emit, generate, store, handle, transport, dispose of and/or arrange for the disposal of any and all Hazardous Materials in, on, or, directly or indirectly, related to or in connection with any of the Pool Vessels or any portion thereof in a manner consistent with prudent industry practice and in compliance in all material respects with all applicable Environmental Laws, and in a manner which does not pose a significant risk to human health, safety (including occupational health and safety) or the environment, and (iii) obtain, maintain, and have on board each of the Pool Vessels any required Certificate of Financial Responsibility; (b) Borrower shall, and it shall require that any charterer of any of the Pool Vessels or any of them or any other Person that may have custody of any of the Pool Vessels shall, upon the occurrence or discovery of an Environmental Event with respect to such Pool Vessel, promptly carry out, using Borrower’s or such other Person’s own funds or proceeds of insurance with respect thereto, such actions as may be necessary to remediate or cure such Environmental Event in compliance in all material respects with all Applicable Laws, to comply in all material respects with all applicable Environmental Laws and to alleviate any significant risk to human health or the environment if the same arises from a condition on or in respect of the Pool Vessel, whether existing prior to or during the term of this Agreement or the term of any such the charter.  Once Borrower or such other Person commences such actions, Borrower shall, and shall cause such other Person to, thereafter diligently and expeditiously proceed to comply in all material respects in a timely manner with all Environmental Laws and to eliminate any significant risk to human health or the environment arising from such Environmental Event and shall, at the request of the Administrative Agent, give periodic progress reports to the Administrative Agent and the Lenders on its compliance efforts and actions.  Nothing contained herein will relieve or discharge or in any way affect the obligation of Borrower to cure promptly any violations of Applicable Law or to pay and discharge any Liens against any of the Pool Vessels.

Section 6.18                            Subsidiary Guaranties.  Upon the formation or acquisition of any Subsidiary of Borrower, Borrower shall cause each such Subsidiary to provide a Subsidiary Guaranty to the Administrative Agent substantially in the form attached hereto as Exhibit H.  In the event any Subsidiary of Borrower is an entity other than a corporation, the form of Subsidiary Guaranty shall be modified to reflect the nature of such entity.

Section 6.19                            Relating to the Vessels.

(a)                                  Borrower shall maintain and cause each of its Subsidiaries to maintain, a certified copy of each Mortgage, together with a notice thereof, aboard each of the Pool Vessels owned by it.

(b)                                 Borrower shall maintain and cause each of its Subsidiaries to maintain the Pool Vessels (which are required to be classed in order to operate in the service in which they are operating) in the highest classification required to be maintained in order to operate in such service for vessels of like age and type by the American Bureau of Shipping or any other classification society reasonably satisfactory to the Administrative Agent.

(c)                                  Borrower shall permit the Administrative Agent to have the Pool Vessels surveyed by marine engineers or other surveyors selected by the Administrative Agent, in its sole discretion, at such times and with such frequency as the Administrative Agent may reasonably request.  The costs of such surveys and inspections shall be allocated as follows: (i) so long as no Event of Default has occurred and is then continuing, the cost of one such survey and inspection every three years shall be borne by Borrower, and (ii) whenever an Event of Default exists hereunder, the costs of all surveys (including, without limitation, Visual Surveys) and inspections shall be borne by Borrower.

Section 6.20                            Working Capital Clean-Down.  Borrower will cause Loans the proceeds of which were used for working capital purposes (as identified in accordance with Section 2.05(v) hereof) and not for vessel acquisitions or expansion capacity, to be reduced to zero for fifteen (15) consecutive days during each twelve (12) month period beginning with the Effective Date.

ARTICLE VII

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan, all Reimbursement Obligations and all fees and other amounts (other than contingent liability obligations) payable hereunder have been paid in full Borrower covenants and agrees with Lenders that:

Section 7.01                            Fixed Charge Coverage Ratio.  Borrower shall not permit the Fixed Charge Coverage Ratio as of the end of any fiscal quarter to be less than 2.50 to 1.00.

Section 7.02                            Total Funded Debt to Tangible Capitalization Ratio.  Borrower shall not permit the Total Funded Debt to Tangible Capitalization Ratio as of the end of any fiscal quarter to be greater than 0.60 to 1.00.

Section 7.03                            Total Funded Debt to EBITDA Ratio.  Borrower shall not permit the Total Funded Debt to EBITDA Ratio at any time during each period set forth below to be greater than the ratio set forth below with respect to such period:

Period	Ratio
Effective Date to and including December 31, 2006	3.75 to 1.00
January 1, 2007 and thereafter	3.50 to 1.00

Section 7.04                            Asset Coverage Ratio.  Borrower shall not permit the Asset Coverage Ratio as of the last day of each fiscal quarter to be less than 1.25 to 1.00.

Section 7.05                            No Liens.  Borrower will not and will not permit any Subsidiary Guarantor or any charterer of the Pool Vessels or any of them to create, assume or suffer to exist any Lien of any kind upon the Collateral except for Liens in favor of the Administrative Agent and the Collateral Trustee and Permitted Liens.

Section 7.06                            No Changes in Borrower.  Borrower shall not (a) materially change its business; (b) change the form of organization of its business; or (c) without thirty (30) days’ prior written notice to the Administrative Agent, change its name or jurisdiction or organization.

Section 7.07                            No Disposition of Assets.  Without the prior written consent of Lenders (which shall not be unreasonably withheld), Borrower shall not directly or indirectly sell, lease (other than a charter of a Pool Vessel permitted under the Mortgage), transfer, assign, abandon, exchange or otherwise relinquish possession or dispose of any part of the Collateral or any material portion of its other assets (other than Collateral or other assets that are obsolete or worn out, or equipment disposed of, if worn out, and replaced with equipment of the same or better quality and value, in the ordinary course of business).

Section 7.08                            Fundamental Changes.

(a)                                  Borrower will not, and will not permit any Subsidiary Guarantor to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing; provided (i) any Person may merge into Borrower in a transaction in which Borrower is the surviving corporation, (ii) any Person may merge into  any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary Guarantor may sell, transfer, lease or otherwise dispose of its assets to Borrower or to another Subsidiary Guarantor, and (iv) any Subsidiary Guarantor may liquidate or dissolve if Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower and is not materially disadvantageous to Lenders.

(b)                                 Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by Borrower, or related to its Subsidiaries on the date of execution of this Agreement.

Section 7.09                            Transactions with Affiliates.  Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among Borrower and its Subsidiaries not involving any other Affiliate and (c)  any transaction permitted by Section 7.08 hereof; provided, that the foregoing provisions of this Section 7.09 shall not prohibit any such Person from declaring or paying any lawful Distributions so long as, after giving effect thereto, no Default shall have occurred and be continuing.  No funds provided by Lenders to Borrower hereunder shall be employed for purposes other than corporate purposes of Borrower and for use in Borrower’s business.

Section 7.10                            Restrictive Agreements.  Borrower will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Borrower or any Subsidiary Guarantor to create, incur or permit to exist any Lien upon any of its property or assets, which restriction (or condition) is more restrictive, in substance, than the restrictions in Section 7.05 hereof, or (b) the ability of any Subsidiary Guarantor to pay Distributions or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to Borrower or any other Subsidiary or to guaranty Indebtedness of Borrower or any other Subsidiary; provided, that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided, that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

Section 7.11                            Limitations on Advances and Distributions  Borrower shall not make distributions to any limited or general partner of the Borrower during the continuance of an Event of Default if, following the occurrence of such Event of Default, Lenders send a notice to Borrower asserting or confirming such Event of Default (regardless of whether any notice shall have been required to create such Event of Default in any case).  Borrower shall not make any loans or advances to any Affiliate or related Persons of Borrower, except K-Sea and any Subsidiary Guarantor.

Section 7.12                            Limitations on Other Indebtedness.  Borrower shall not, at any time after the occurrence and during the continuance of an Event of Default, prepay unscheduled principal or interest on any other Indebtedness.

Section 7.13                            Limitations on Negative Pledge.  Borrower shall not suffer to exist in favor of any Person other than Administrative Agent, the Collateral Trustee and the Lenders any agreement prohibiting Borrower or any Subsidiary from entering into or suffering to exist any agreement that prohibits or conditions the creation or assumption of any Lien upon any of its property or assets except those in favor of such Person (any such agreement, a “Negative Pledge”).  The forgoing shall not apply to (i) customary restrictions and conditions contained in agreements relating the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (ii) customary restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted to be incurred hereunder if such restrictions or conditions apply only to the property or assets securing such Indebtedness or (iii) customary provisions in leases and other contracts restricting the assignment thereof.

Section 7.14                            Acquisitions.  Borrower shall not, and shall not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger) any capital stock or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions (including pursuant to any merger)) any assets of any other Person constituting a business unit, except (a) as permitted by Section 7.15 and (b) Permitted Acquisitions by Borrower or any Subsidiary; provided that Borrower shall have delivered to the Administrative Agent and the Lenders not less than 15 Business Days prior to the consummation of any such Permitted Acquisition a certificate of a Financial Officer of Borrower in form and substance satisfactory to the Administrative Agent evidencing projected pro forma compliance with Sections 7.01, 7.02, 7.03 and 7.04 after giving effect to such Permitted Acquisition for the period from the date of such Permitted Acquisition to the Maturity Date.

Section 7.15                            Partnerships, Joint Ventures.    Borrower shall not, and shall not permit any of its Subsidiaries to, become a general partner in any general or limited partnership or joint venture, except with respect to any purchase or other acquisition of any capital stock or other ownership or profit interest, warrants, rights, options, obligations or other securities of any Person, any capital contribution to such Person or any other investment in such Person which individually or in the aggregate with all such other investments during the term hereof shall not exceed $20,000,000.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01                            Events of Default.  Each of the following events shall constitute “Events of Default”:

(a)                                  Borrower shall fail to pay any principal of or interest on any Loan or any fee, expenses or any other amount payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of two (2) Business Days;

(b)                                 any representation or warranty made or deemed made by or on behalf of Borrower or any Subsidiary (i) in this Agreement or any amendment or modification hereof, shall prove to have been incorrect when made or incorrect in any material respect when deemed made or (ii) in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification thereof, shall prove to have been incorrect in any material respect when made or deemed made;

(c)                                  Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 6.04, 6.05, 6.06(a), 6.08, 6.10, 6.11, 6.12, 6.14, 7.01, 7.02, 7.03, 7.04 or 7.09 hereof;

(d)                                 Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a) or (c) of this Section 8.01), and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to Borrower;

(e)                                  any Credit Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and after any applicable grace and/or notice period;

(f)                                    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after giving effect to any applicable grace period and/or notice period) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided, that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale, transfer or total loss of the property or assets securing such Indebtedness or, with respect to any Title XI debt, the United States has waived such event or condition prior to the commencement by the Administrative Agent, the Collateral Trustee or the Lenders of any foreclosure actions or non-judicial remedies;

(g)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)                                 any Credit Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section 8.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)                                     any Credit Party shall become unable, admit in writing or fail generally to pay its debts as they become due;

(j)                                     one or more judgments (excluding only the covered amounts of insured claims, exclusive of deductibles and excess liability beyond coverage limits and provided that underwriters have not raised defenses to coverage) for the payment of money in an aggregate amount in excess of $1,000,000.00 shall be rendered against any Credit Party or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of such Credit Party to enforce any such judgment and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order, or (ii) there shall be a period of ten (10) consecutive days after entry thereof during which a stay of enforcement of any such judgment or order, by reason of a pending appeal, or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this subsection (j) if and for so long as and to the extent of (A) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof, and (B) such insurer has been notified, and has not disputed the claim for payment, of the amount of such judgment or order;

(k)                                  an ERISA Event shall have occurred that, in the opinion of Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l)                                     a Change in Control shall have occurred;

(m)                               Borrower, K-Sea or any Subsidiary Guarantor is dissolved or otherwise fails to maintain its existence in good standing, or the usual business of Borrower ceases or is suspended;

(n)                                 except for specific matters disclosed in writing to the Lenders prior to the Effective Date, any indictment occurring after the Effective Date, of Borrower under any criminal statute, including OPA or any similar Environmental Law, or commencement of criminal proceedings against Borrower, pursuant to which statute or proceeding the penalties or remedies sought or available include forfeiture of any of the property of Borrower and such proceedings shall continue for more than 30 days.  For issues relating to OPA or similar Environmental Laws, the Lenders agree that an Event of Default shall not bee deemed to have occurred prior to the date on which Borrower receives notice thereof from the Administrative Agent;

(o)                                 a Mortgage Event of Default shall have occurred and be continuing under and as defined in the Mortgage;

(p)                                 receipt by the Lenders of their first notice of an oil spill or discharge or a hazardous discharge or an Environmental Action, in each case of a material nature, from a source other than Borrower, where the Lenders do not receive notice (which may be given in oral form, provided that such oral notice is followed with all due dispatch by written notice given by certified mail, return receipt requested) of such hazardous discharge or environmental complaint from Borrow within two (2) Business Days of the time the Lenders first receive said notice from a source other than Borrower, or action by any federal, state, or local agency to foreclose a lien upon any or all of the assets, equipment, property, leaseholds or other facilities of Borrower (including, but not limited to, the Pool Vessels or the other Collateral) by reason of the occurrence of a hazardous discharge or environmental complaint;

(q)                                 a change occurs in the financial condition of Borrower or K-Sea which is likely to have a Material Adverse Effect on the Collateral or Borrower’s ability to perform its obligations hereunder;

(r)                                    breach by K-Sea of the Parent Guaranty;

(s)                                  breach by any Subsidiary of Borrower of its Subsidiary Guaranty;

(t)                                    any material provision of any Loan Document after delivery thereof shall for any reason cease to be valid and binding on or enforceable against any Credit Party which is party to it, or any such Credit Party shall so state in writing;

(u)                                 Borrower grants any security interest in any of the outstanding Collateral under this Agreement to any Person other than a Lender, the Administrative Agent or the Collateral Trustee;

(v)                                 any Organizational Document of Borrower or any Guarantor shall be amended, revoked or rescinded in any material way without the prior written consent of Lenders;

(w)                               a proceeding shall have been commenced on behalf of the United States to effect the forfeiture of any of the Pool Vessels or any notice shall have been issued on behalf of the United States of the seizure of any of the Pool Vessels and such forfeiture could reasonably be expected to have a Material Adverse Effect;

(x)                                   any Credit Party which owns a Pool Vessel shall lose its status as a citizen of the United States for the purpose of operating vessels in the coastwise trade in accordance with Section 2 of the Shipping Act of 1916, as amended; or

(y)                                 K-Sea shall at any time fail to maintain its status as an exempt partnership under section 7704(c) of the Code.

Section 8.02                            Remedies.  Upon the occurrence of an Event of Default, or at any time thereafter during the continuance thereof, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to Borrower, declare all of the Commitments of each Lender and of the L/C Issuer to issue Letters of Credit, to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, (A) by notice to Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower and (B) by notice to each party required under the terms of any agreement in support of which a Standby Letter of Credit is issued, request that all Obligations under such agreement be declared to be due and payable; provided, however, in the case of an Event of Default specified in Section 8.01(g) or 8.01(h), (x) the obligation of each Lender to make Loans and of the L/C Issuer to issue Letters of Credit shall automatically be terminated and (y) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

In the event that the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall have been declared due and payable pursuant to the provisions of this Section 8.02, (i) the Administrative Agent and the Collateral Trustee (A) upon the direction of the Required Lenders, shall proceed to enforce the rights of the holders of the Notes and the Reimbursement Obligations by suit in equity, action at law and/or other appropriate proceedings, whether for payment or the specific performance of any covenant or agreement contained in the Loan Documents and (B) may exercise any and all rights and remedies provided to the Administrative Agent or the Collateral Trustee by the Loan Documents and (ii) Borrower shall deposit in the Cash Collateral Account Cash Collateral in an amount equal to the Letter of Credit Exposure.  Except as otherwise expressly provided in the Loan Documents, Borrower expressly waives presentment, demand, protest and all other notices of any kind in connection with the Loan Documents.  Borrower hereby further expressly waives and covenants not to assert any appraisement, valuation, stay, extension, redemption or similar laws, now or at any time hereafter in force which might delay, prevent or otherwise impede the performance or enforcement of any Loan Document.

Section 8.03                            Lenders’ Cure of Third Party Agreement Default.  The Administrative Agent (at the instruction of the Lenders) or any Lender may, at its option, cure any default by Borrower under any agreement with a third party or pay or bond on appeal any judgment entered against Borrower, discharge taxes, Liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and pay any amount, incur any expense or perform any act which, in such Lender’s sole judgment, is necessary or appropriate to preserve, protect, insure, maintain, or realize upon the Collateral.  The Administrative Agent and the Lenders may charge Borrower’s Loan Account for any amounts so expended, such amounts to be repayable by Borrower on demand.  Neither the Administrative Agent nor the Lenders shall be under any obligation to effect such cure, payment, bonding or discharge, and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower.

ARTICLE IX

THE AGENTS

Section 9.01                            Authorization and Action.

(a)                                  Each Lender hereby appoints the Administrative Agent as such and as “Collateral Trustee” under the Mortgages and authorizes it to take such action as agent and as “Collateral Trustee” on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents (including the Mortgages) as are delegated to it by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto.  KeyBank hereby accepts its appointment as Administrative Agent and as Collateral Trustee.  The Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents and shall not be a fiduciary for any Lender.

(b)                                 As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes and any action taken or failure to act pursuant thereto shall be binding on all the Lenders; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement, any other Loan Document or applicable law and except for action expressly required by the Administrative Agent hereunder or under the Loan Documents, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or thereunder unless it shall be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

Section 9.02                            Agent’s Reliance, Etc.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct.  Without limitation of the generality of the foregoing, the Administrative Agent: (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 10.07; (b) may consult with legal counsel (including counsel for any Credit

Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for recitals, any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of any Credit Party or to inspect the property (including the books and records) of any Credit Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) believed by it to be genuine and signed or sent by or on behalf of the proper party or parties; and (g) may employ agents and attorneys-in-fact and shall not be answerable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

Section 9.03                            KeyBank and Affiliates.  With respect to its Commitment, the Loans made by it and the Note issued to it, KeyBank shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include KeyBank in its individual capacity.  KeyBank and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Credit Party, any of its Subsidiaries and any Person who may do business with or own securities of any Credit Party or any such Subsidiary and may accept fees and other consideration from the Borrower or its Affiliates, for services in connection with this Agreement, the other Loan Documents or otherwise, all as if KeyBank were not the Administrative Agent and without any duty to account therefor to the Lenders.

Section 9.04                            Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.04 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section 9.05                            Indemnification.

(a)                                  Each Lender severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of any of the Loan Documents or any transaction contemplated hereby and thereby or any action taken or omitted by the Administrative Agent under any of the Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 10.06, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower.

(b)                                 Each Lender severally agrees to indemnify the L/C Issuer (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the L/C Issuer in any way relating to or arising out of any of the Loan Documents or any action taken or omitted by the L/C Issuer under any of the Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the L/C Issuer’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender agrees to reimburse the L/C Issuer promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 10.06, to the extent that the L/C Issuer is not promptly reimbursed for such costs and expenses by the Borrower.

(c)                                  For purposes of Sections 9.05(a) and 9.05(b), the Lenders’ respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Loan outstanding at such time and owing to the Lenders, (ii) their respective Applicable Percentage of the aggregate Letter of Credit Exposure outstanding at such time and (iii) their respective unused Commitments at such time; provided, that the aggregate principal amount of all unreimbursed drawings under all Letters of Credit owing to the L/C Issuer shall be considered to be owed to the Lenders ratably in accordance with their respective Commitments.  In the event that any Lender shall have failed at any time to make available to the Administrative Agent or the L/C Issuer any amounts payable by such Lender under Sections 2.06, 2.14(d) or 2.15, such Lender’s Commitment with shall be considered to be unused for purposes of this Section 9.05 to the extent of the amount of non-payment.  The failure of any Lender to reimburse the Administrative Agent or the L/C Issuer, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Administrative Agent or the L/C Issuer, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent or the L/C Issuer, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent or the L/C Issuer, as the case may be, for such other Lender’s ratable share of such amount.  Without prejudice to the survival of any other agreements of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 9.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

Section 9.06                            Successor Administrative Agents.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and Borrower and may be removed at any time with or without cause by the Required Lenders.  Upon any such resignation or removal, the Required Lenders shall have the right (subject to the approval of Borrower, such approval not to be unreasonably withheld or delayed; provided that Borrower shall have no right of approval if at the applicable time of the proposed appointment any Event of Default shall have occurred and be continuing) to appoint a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender which is a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Loan Documents, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations under this Agreement and the other Loan Documents.  After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.  Borrower shall not be responsible for any costs or expenses arising out of the replacement of the Administrative Agent pursuant to this Section.

Anything contained in this Section 9.06 to the contrary notwithstanding, no Person may become a successor Administrative Agent or Collateral Trustee under a Mortgage unless it is a Coastwise Citizen.  The Administrative Agent (and each successor Administrative Agent upon becoming Administrative Agent) hereby represents and warrants that it is a Coastwise Citizen and covenants that it will maintain its status as a Coastwise Citizen.

Section 9.07                            Events of Default.  The Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default (other than the non-payment of principal of or interest on Loans) unless the Administrative Agent has received notice from a Lender or Borrower specifying such Default and stating that such notice is a “Notice of Default”.  In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give notice thereof to the Lenders (and shall give each Lender notice of each such non-payment).  The Administrative Agent shall (subject to Section 9.01(b) hereof) take such action with respect to such Default as shall be directed by the Required Lenders.

Section 9.08                            Payments.

(a)                                  A payment by Borrower to the Administrative Agent hereunder or any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender.  The Administrative Agent agrees promptly to distribute to each Lender such Lender’s pro rata share of payments received by the Administrative Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.

(b)                                 If in the opinion of the Administrative Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

Section 9.09                            Administrative Agent May File Proofs of Claim.

(a)                                  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial, administrative or like proceeding or any assignment for the benefit of creditors relative to Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of the Facility or any unpaid reimbursement obligation under any outstanding Letters of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding, under any such assignment or otherwise:

(i)                                     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Facility or any unpaid reimbursement obligation under any outstanding Letters of Credit and all other Obligations of Borrower that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.10 and 10.06) allowed in such proceeding or under any such assignment; and

(ii)                                  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(b)                                 Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding or under any such assignment is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the

Administrative Agent shall consent to the making of such payments directly to the Lenders, nevertheless to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 10.06.

(c)                                  Nothing contained herein shall authorize the Administrative Agent to consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations of Borrower owed to such Lender or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding or under any such assignment.

Section 9.10                            Agents.

None of the banks or other Persons identified on the cover page of this Agreement or in the preamble to this Agreement as a “syndication agent” or any similar title shall have any right, power, obligation, liability, responsibility or duty to any Person under this Agreement, any of the other Loan Documents or otherwise, other than KeyBank in its capacity as Administrative Agent and Collateral Trustee under this Agreement and the other Loan Documents and each Lender in its capacity as a Lender.  Without limiting the foregoing, none of such banks or other Persons so identified shall have or be deemed to have any fiduciary relationship with any other such bank or other Person but such banks or other Persons shall have the benefit of the provisions of Section 9.03.

ARTICLE X

MISCELLANEOUS

Section 10.01                     Notices.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(b)                                 if to Borrower, to it at:

K-Sea Transportation Partnership L.P.

3245 Richmond Terrace

Staten Island, New York  10303

Attention:  Chief Financial Officer

Telecopier:  (718) 720-4358

with copies to:

Baker Botts, L.L.P.

One Shell Plaza

910 Louisiana

Houston, Texas  77002

Attention:  Sean Wheeler, Esq.

Telecopier:  (713) 229-5868

and:

Holland & Knight, LLP

195 Broadway

New York, New York  10007

Attention:  Christopher G. Kelly, Esq.

Telecopier:  (212) 385-9010

and:

Jeffries Capital Partners

520 Madison Ave.

New York, New York  10022

Attention:  Brian Friedman

Telecopier:  (212) 284-1717

(c)                                  if to Administrative Agent or Collateral Trustee (including in its capacity as a Lender), to:

KeyBank National Association

127 Public Square

Cleveland, Ohio 44114

Attention: KCIB Loan Services

Telecopier:  (216) 689-5962

with copies to:

KeyBank National Association

575 Fifth Ave.

18th Floor

New York, New York  10017

Attention:  Steven B. Vitale

Telecopier:  (917) 368-2310

and

Emmet, Marvin & Martin, LLP

120 Broadway

New York, New York 10271

Attention:  Richard S. Talesnick, Esq.

Telecopier:  (212) 238-3100

(d)                                 if to any other Lender, to it at its address (or telecopy number) set forth in the Register.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 10.02                     Term and Termination.  The initial term of this Agreement shall be from the date hereof until the fifth Anniversary Date.  Notwithstanding the foregoing, Administrative Agent at the request of Required Lenders may terminate this Agreement immediately upon the occurrence of an Event of Default.  All Obligations shall become due and payable as of any termination hereunder and, pending a final accounting, Lenders may withhold any balances in Borrower’s account (unless supplied with an indemnity satisfactory to such Lender) to cover all of Borrower’s Obligations, whether absolute or contingent.  All of Lenders’ rights, Liens and security interests shall continue after any termination until all Obligations have been paid and satisfied in full.

Section 10.03                     K-Sea as Agent for Borrower  K-Sea shall be deemed the agent of Borrower in any matter arising under this Agreement and the Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely on the actions and communication, or lack thereof, of K-Sea as being the actions or communications or lack thereof of Borrower with respect to this Agreement.

Section 10.04                     Discharge of Borrower.  No termination of this Agreement shall relieve or discharge Borrower of its Obligations, grants of Collateral, duties and covenants hereunder or otherwise until such time as all Obligations to the Administrative Agent, the L/C Issuer, the Collateral Trustee or the Lenders have been indefeasibly paid and satisfied in full, including, without limitation, the continuation and survival in full force and effect of all security interests and Liens granted in favor of the Administrative Agent or the Collateral Trustee in and upon all then existing and thereafter-arising or acquired Collateral and all warranties and waivers of Borrower.

Section 10.05                     Waivers; Amendments.

(a)                                  No failure or delay by Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)                                 Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or by Borrower and the Administrative Agent with the written consent of the Required Lenders; provided, that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount outstanding of any Loan or reduce the rate of interest (except in connection with a waiver of the applicability of any post-default increase in interest rates) thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) change the method of computing interest or fees under the Loan Documents, without the written consent of each Lender affected thereby, (iv) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (v) change Section 2.14(b) or 2.14(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (vi) release any Collateral (except incidental amounts at the discretion of Administrative Agent or as agreed to pursuant to this Agreement), (vii) release any Guarantor from its Guarantee, or limit its liability in respect of such Guarantee, without the written consent of each Lender or (viii) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; and, provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the L/C Issuer hereunder without the prior written consent of the Administrative Agent or the L/C Issuer, as the case may be.

Section 10.06                     Expenses; Indemnity; Damage Waiver.

(a)                                  Borrower shall pay (i) all reasonable itemized out-of-pocket expenses incurred by the Administrative Agent and the Collateral Trustee and their respective Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Collateral Trustee, filing fees, search fees, appraisal fees, recording fees, field examinations, syndication expenses, travel costs and other fees and expenses in connection with any initial syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), provided, that Borrower shall receive an accounting of such fees, expenses, charges and disbursements, and (ii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Trustee or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Trustee or any Lender (acting under common counsel), in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including in connection with any workout, restructuring or negotiations in respect thereof.

(b)                                 Borrower shall indemnify the Administrative Agent, the Collateral Trustee, the L/C Issuer and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee (but excluding Taxes, it being understood and agreed that Section 2.13 hereof sets forth Borrower’s indemnity obligations with respect to Taxes), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of this Agreement or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) the failure of the Administrative Agent or the L/C Issuer seeking indemnification or of the L/C Issuer to honor a demand for payment under any Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of the Administrative Agent or the L/C Issuer (as finally determined by a court of competent jurisdiction), (iv) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)                                  To the extent that Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Trustee or the L/C Issuer under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Trustee or the L/C Issuer, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Trustee or the L/C Issuer, as the case may be, in its capacity as such.

(d)                                 To the extent permitted by Applicable Law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan, any Letter of Credit or the use of the proceeds thereof.

(e)                                  All amounts due under this Section shall be payable promptly after written demand therefor.  All amounts due under paragraph (a)(i) of this Section that are not paid prior to the Effective Date shall be due and payable in full on the Effective Date.

(f)                                    The indemnitees herein in this Section 10.06 set forth are in addition to the obligations of Borrower to pay indemnification on account of Taxes and Other Taxes, as provided in Section 2.13 hereof.

Section 10.07                     Successors and Assigns.

(a)                                  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the L/C Issuer and each Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Trustee and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, that (i) except in the case of an assignment to a Lender or a Lender Affiliate, each of Borrower and the Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000.00 and the amount of the assigning Lender’s Commitment shall not be less than $5,000,000.00 after the effectiveness of such assignments, unless each of Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500.00; provided, further, that any consent of Borrower otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing.  Upon acceptance and recording pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.13 and 10.06 hereof), provided, however, no assignee shall be entitled to receive any greater payment under Section 2.11, 2.13 or 10.06(b) hereof than the assigning Lender would have been entitled to receive with respect to the interest assigned to such assignee, unless the assignment to such assignee is made with Borrower’s prior written consent, in which Borrower expressly waives such limitation.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c)                                  The Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(d)                                 Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)                                  Any Lender may, without the consent of Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.05(b) hereof that affects such Participant.  Subject to paragraph (f) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.13 hereof to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

(f)                                    A Participant shall not be entitled to receive any greater payment under Section 2.11 or 2.13 hereof than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent, in which Borrower expressly waives such limitation.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.13 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.13(d) as though it were a Lender.  So long as a Participant agrees, such Participant shall be bound by Section 2.17 as if it were a Lender in each case thereunder.

(g)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

Section 10.08                     Survival. All covenants, agreements, representations and warranties made by Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.11, 2.12, 2.13 and 10.06 and Article IX hereof shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 10.09                     Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent or any Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 5.01 hereof, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.10                     Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.11                     Right of Set-off.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Borrower against any of and all the obligations of Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set-off) which such Lender may have.

Section 10.12                     Governing Law; Jurisdiction; Consent to Service of Process.

(a)                                  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)                                 Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against Borrower or its properties in the courts of any jurisdiction.

(c)                                  Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01 hereof.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.13                     WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.14                     Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.15                     Confidentiality.  Each of the Administrative Agent, the Collateral Trustee and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent  required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (provided, that, in the case of an assignee or Participant, or prospective assignee or Participant, which is a competitor of Borrower, the prior written consent of Borrower shall be required, which consent shall not be unreasonably withheld, prior to disclosing the Information thereto), (g) with the consent of Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Collateral Trustee or any Lender on a nonconfidential basis from a source other than Borrower.  For the purposes of this Section, “Information” means all information received from Borrower relating to Borrower or its business, other than any such information that is available to the Administrative Agent, the Collateral Trustee or any Lender on a nonconfidential basis prior to disclosure by Borrower; provided, that, in the case of information received from Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.16                     Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the Interest Rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”), if any, which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.17                     Further Assurances.  At the request of the Administrative Agent or the Lenders, at any time and from time to time, at Borrower’s sole expense, Borrower shall execute and deliver or cause to be executed and delivered to the Administrative Agent, such agreements, documents and instruments, including waivers, consents and subordination agreements from mortgagees or other holders of security interests or Liens, landlords or bailees, and do or cause to be done such further acts as the Administrative Agent, in its reasonable discretion, deems necessary or desirable to create, preserve, perfect or validate any security interest of the Administrative Agent or the Collateral Trustee or the priority thereof in the Collateral and otherwise to effectuate the provisions and purposes of this Agreement.  Borrower hereby authorizes the Administrative Agent to file financing statements or amendments against Borrower in favor of the Administrative Agent with respect to the Collateral, without Borrower’s signature, and to file as financing statements any carbon, photographic or other reproductions of this Agreement or any financing statements, signed by Borrower.  Borrower hereby ratifies and confirms any financing statements heretofore filed by the Administrative Agent with respect to the Collateral.

Section 10.18                     Judgment Currency.     Each Credit Party’s obligation hereunder and under the other Loan Documents to make payment in Dollars, or in the case of Letters of Credit, the applicable Alternative Currency (in each case, the “Obligation Currency”) shall not be discharged or satisfied by tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the L/C Issuer or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent, the L/C Issuer or such Lender under this Agreement or the other Loan Documents.  If for the purpose of obtaining or enforcing judgment against any Credit Party in any court in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Dollar Equivalent.  For purposes of determining the Dollar Equivalent for this Section 10.18, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

Section 10.19                     USA Patriot Act Notice.    Each of the Administrative Agent and each Lender hereby notifies Borrower that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow the Administrative Agent and such Lender to identify Borrower in accordance with the Patriot Act.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

K-SEA OPERATING PARTNERSHIP
L.P., by its general partner K-Sea OLP
GP, LLC, as Borrower

By:	/s/ John J. Nicola
Name:	John J. Nicola
Title:	Chief Financial Officer

KEYBANK NATIONAL ASSOCIATION,
for itself as Lender, and as Administrative
Agent and as Collateral Trustee

By:	/s/ Steven B. Vitale
Name:	Steven B. Vitale
Title:	Vice President

K-Sea Loan and Security Agreement Signature Page

LASALLE BANK NATIONAL ASSOCIATION,
as Syndication Agent and Lender

By:	/s/ Kathleen L. Ross
Name: Kathleen L. Ross
Title: Senior Vice President

CITIZENS BANK OF PENNSYLVANIA

By:	/s/ Devon L. Starks
Name: Devon L. Starks
Title: Vice President

EXHIBIT A

FORM OF NOTE

$	March , 2005
New York, New York

FOR VALUE RECEIVED, the undersigned, K-SEA OPERATING PARTNERSHIP L.P., a Delaware limited partnership (“Borrower”), hereby promises to pay to the order of                                                        (the “Lender”)                     DOLLARS ($) or if less, the unpaid principal amount of the Loans made by the Lender to Borrower, in the amounts and at the times set forth in the Loan and Security Agreement, dated as of March __, 2005 (as the same may be amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Borrower, the Lenders party thereto, and KeyBank National Association, as Administrative Agent and Collateral Trustee, and to pay interest from the date hereof on the principal balance of such Loans from time to time outstanding at the rate or rates and at the times set forth in the Loan Agreement, in each case at the office of the Administrative Agent located at 127 Public Square, Cleveland, Ohio 44114, Attn. KCIB Loan Services, or at such other place as the Administrative Agent may specify from time to time, in lawful money of the United States of America in immediately available funds. Terms defined in the Loan Agreement are used herein with the same meanings.

The Loans evidenced by this Note are prepayable in the amounts, and under the circumstances, and their respective maturities are subject to acceleration upon the terms, set forth in the Loan Agreement. This Note is subject to, and should be construed in accordance with, the provisions of the Loan Agreement and is entitled to the benefits and security set forth in the Loan Documents.

The Lender is hereby authorized to record on the schedule annexed hereto, and any continuation sheets which the Lender may attach hereto, (a) the date of each Loan made by the Lender, (b) whether such Loan is a Base Rate Loan or a LIBOR Loan and amount thereof, (c) the interest rate (without regard to the Applicable Margin) and Interest Period applicable to each LIBOR Loan and (d) the date and amount of each conversion of, and each payment or prepayment of the principal of, any such Loan. The entries made in such schedule shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure to so record or any error therein shall not in any manner affect the obligation of Borrower to repay the Loans in accordance with the terms of the Loan Agreement.

Except as specifically otherwise provided in the Loan Agreement, Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest and all other demands, protests and notices in connection with the execution, delivery, performance, collection and enforcement of this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

K-SEA OPERATING PARTNERSHIP L.P., by its general partner K-Sea OLP GP, LLC, as Borrower

By:
Name:	John J. Nicola
Title:	Chief Financial Officer

SCHEDULE TO NOTE

Date	Type of Loan	Amount of Loan	Amount of principal converted, paid or prepaid	Interest rate on LIBOR Loans	Interest Period for LIBOR Loans	Notation made by

EXHIBIT B

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Loan and Security Agreement, dated as of March    , 2005 (as amended, restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Loan Agreement”), among K-Sea Operating Partnership L.P., as Borrower, the Lenders named therein and KeyBank National Association, as Administrative Agent and Collateral Trustee. Terms defined in the Loan Agreement are used herein with the same meanings.

The Assignor named below hereby sells and assigns, without recourse, to the Assignee named below, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Loan Agreement, including, without limitation, the interests set forth below in [the Commitment of the Assignor on the Assignment Date and the Loans owing to the Assignor that are outstanding on the Assignment Date](1), but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Loan Agreement. From and after the Assignment Date, (a) the Assignee shall be a party to and be bound by the provisions of the Loan Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender under the Loan Documents and (b) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Loan Documents.

This Assignment and Acceptance is being delivered to the Administrative Agent, together with (a) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 2.13(d) of the Loan Agreement, duly completed and executed by the Assignee, and (b) if the Assignee is not already a Lender under the Loan Agreement, an administrative questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The [Assignee/Assignor](2) shall pay the fee payable to the Administrative Agent pursuant to Section 10.07(b) of the Loan Agreement.

THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of
Assignment (the “Assignment Date”):

[Commitment Assigned:

Delete inapplicable term(s).

Delete inapplicable term(s).

Principal Amount of Loans Assigned: ](3)

The terms set forth above are hereby agreed to:

[Name of Assignor], as Assignor

By:
Name:
Title:

[Name of Assignee], as Assignee

By:
Name:
Title:

Delete inapplicable term(s).

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The undersigned hereby consents to the within assignment:(4)

K-SEA OPERATING PARTNERSHIP L.P., by its general partner K-Sea OLP GP, LLC, as Borrower		KEYBANK NATIONAL ASSOCIATION, as Administrative Agent

By:		By:
Name:	John J. Nicola	Name:
Title:	Chief Financial Officer	Title:

Consents to be included to the extent required by Section 10.07(b) of the Loan Agreement.

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EXHIBIT C

H&K Draft
3/21/05

March    , 2005

To the parties listed in Schedule A hereto

Re: March    , 2005

Loan and Security Agreement -
K-Sea Operating Partnership, L.P.
Our file: 074733-11

Ladies and Gentlemen:

We have acted as special counsel to K-Sea Operating Partnership, L.P. (the “Borrower”), a Delaware limited partnership, K-Sea Transportation Partners L.P. (the “Parent”), a Delaware limited partnership, and K-Sea Transportation Inc. (the “Subsidiary Guarantor”), a Delaware corporation, in connection with the Loan and Security Agreement, dated as of March    , 2005 (the “Loan Agreement”), among the Borrower and KeyBank National Association, as administrative agent and collateral trustee and Lenders named therein (the “Lenders”) pursuant to which the Lenders have agreed to provide the Borrower with loan facilities in the aggregate amount of $80,000,000. Terms used herein in capitalized form not otherwise defined herein are used with the same meanings as in the Loan Agreement.

In connection with the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Loan Agreement, the Note, the Parent Guaranty executed and delivered by the Parent, the Subsidiary Guaranty executed and delivered the Subsidiary Guarantor, the Earnings Assignment, the Assignment of Insurances, the Mortgage and the UCC-1 financing statements, attached hereto as Exhibit A (the “Financing Statements”) (together, the “Transaction Documents”). We have made such independent inquiry into the law and the facts as we have deemed necessary or appropriate for the purposes of this opinion. When in our professional opinion we deemed it appropriate, we have relied upon affidavits and certificates of corporate and partnership officers and government officials as to the existence of underlying facts.

In expressing this opinion, please note that we are admitted to practice only in the State of New York, and we do not purport to be experts on the law of any jurisdiction other than the laws of the State of New York and the Federal laws of the United States. We are not licensed to practice law in the State of Delaware, and insofar as the laws of the State of Delaware are concerned, we have relied on Delaware legal materials available to us. In rendering our opinion as to the valid existence in good standing of the Borrower, the Parent and the Subsidiary Guarantor, we have relied solely on Certificates of Good Standing issued by the Secretary of State of the State of Delaware, all of which have been furnished to you.

This opinion is also limited in the following respects:

(a) any opinion concerning the legality, validity and binding effect of any agreement or instrument with respect to the Borrower, the Parent and the Subsidiary Guarantor is based on the assumption that such agreement constitutes or will constitute a legal, valid and binding agreement of the other parties thereto; (b) with respect to any opinion pertaining to the enforceability of any Transaction Document or other agreement or instrument, no opinion is expressed as to the availability of any specific remedy in an action of an equitable nature that any court, other governmental authority or arbitrator may grant, impose or render; (c) we have assumed the genuineness of all signatures, except those of the Borrower, the Parent and the Subsidiary Guarantor, and the authenticity of all instruments submitted to us as originals and the conformity with the originals of all instruments submitted to us as copies, facsimiles or conformed copies; and (d) this opinion is limited, as to the enforceability of any Transaction Document or other agreement or instrument, by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, or other similar laws of general application relating to or affecting the enforceability of creditors’ rights from time to time in effect.

Based upon and subject to the foregoing, we are of the opinion that:

1.             Each of the Borrower and the Parent is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware; the Subsidiary Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Borrower, the Parent and the Subsidiary Guarantor possesses all the requisite authority and power to execute, deliver and comply with the terms of the Transaction Documents to which it is a party. The Transaction Documents have been duly authorized and approved by all necessary action.

2.             The Borrower has the legal power and authority to own and operate the Pool Vessels in the respective trades in which they are proposed to be operated.

3.             Each of the Borrower, the Parent and the Subsidiary Guarantor has full power and authority under any New York or United States federal shipping or admiralty statute, law or governmental regulation, to enter into and carry out the terms of the Transaction Documents to which it is a party.

4.             The execution and delivery of, and performance of its respective obligations under each of the Transaction Documents to which each of the Borrower, the Parent and the Subsidiary Guarantor is a party will not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Borrower, the Parent, or the Subsidiary Guarantor pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement or

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other agreement or instrument known to us to which any is a party or by which any is bound or to which any of the property or assets of any is subject, nor will such action result in a violation of the provisions of the Agreement of Limited Partnership or the Certificate of Incorporation, as the case may be, of the Borrower, the Parent and the Subsidiary Guarantor or any New York or United States federal shipping or admiralty statute or any order, rule or regulation of any court or governmental agency or body of which we have knowledge having jurisdiction over the Borrower, the Parent and the Subsidiary Guarantor or any of the respective properties of each.

5.             Each of the Transaction Documents to which the Borrower, the Parent or the Subsidiary Guarantor is a party has been duly authorized by the Borrower, the Parent and the Subsidiary Guarantor, as the case may be, and each of the Transaction Documents has been duly executed and delivered and constitutes the legal, valid and binding obligation of the Borrower, the Parent and the Subsidiary Guarantor, enforceable against the Borrower, the Parent and the Subsidiary Guarantor, according to its terms.

6.             Each of the Pool Vessels listed on Schedule 1.01 of the Loan Agreement is duly documented in the name of the Borrower as owner thereof under the laws and flag of the United States of America, free of any liens or encumbrances of record other than the Mortgage and with a coastwise trade endorsement under and pursuant to the laws of the United States with the National Vessel Documentation Office of the United States Coast Guard at Falling Waters, West Virginia (“NVDC”).

7.             The Mortgage has been filed for recording on the date hereof at the NVDC. Upon its recording and with effect from the date and time of filing, the Mortgage will constitute a “preferred mortgage” within the meaning of Section 31301 of Title 46 of the United States Code and the [Collateral Trustee] will have a legal, valid and continuing first preferred mortgage, which constitutes a preferred maritime lien on the Pool Vessels within the meaning of Chapter 313 of Title 46 of the United States Code. All taxes, fees and other charges in connection with the documentation of the Pool Vessels with vessel documents endorsed for the coastwise trade and the filing of the Mortgage have been duly paid. No other filing, recording, re-filing or re-recording or other action is required to create, perfect and maintain the Mortgage as a “preferred mortgage” within the meaning of Section 31301 of Title 46 of the United States Code.

8.             To the best of our knowledge, after due inquiry, no consent, approval, authorization, order, registration or qualification of or with, or notice to, any court or any governmental agency or body, of which we have knowledge, is required for consummation by each of the Borrower, the Parent and the Subsidiary Guarantor of the transactions contemplated by the Transaction Documents to which it respectively is a party, except in connection with the recording of the Mortgage as described above.

9.             To the best of our knowledge, after due inquiry, there is no action, suit, proceeding or investigation pending before any court, administrative agency, arbitrator or governmental body against any of the Borrower, the Parent or the Subsidiary Guarantor that concerns the execution, delivery and performance of the Transaction Documents.

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10.           Under the Uniform Commercial Code (“UCC”) of the State of New York, the filing of the Financing Statements (on Form UCC 1) with the Secretary of State of the State of Delaware, showing the Administrative Agent as secured party and the Borrower as debtor, will be sufficient to perfect the security interest in charter hire, freight and earnings with respect to the Pool Vessels created by the Earnings Assignments to the extent that a security interest in charter hire, freight and earnings created thereby may be perfected by means of the filing of financing statements in the State of Delaware, and the filing of such appropriate financing statements has been made. No other filing or periodic re-filing or re-recording of financing statements is currently required under the UCC as in effect in the State of New York in order to continue the perfection of such security interest, except that continuation statements must be filed with the Secretary of State of the State of Delaware within six months prior to the expiration of the five year period following the date of the filing of the original financing statements, and subsequent continuation statements must be filed within six months prior to the expiration of each subsequent five year period, if any.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware after the date hereof of any facts that might change the opinions expressed herein.

This opinion is issued solely for the benefit of the addressees hereof and may not be relied upon or used for any other purposes by any person or entity without our prior written consent, except that Emmet, Marvin & Martin may rely on the opinions contained herein in issuing their legal opinion to the Lenders.

Very truly yours,

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SCHEDULE A

KeyBank National Association

  as Lender, Administrative Agent

  and Collateral Trustee

575 Fifth Avenue, 18th Floor

New York, NY 10017

EXHIBIT D

[Form of Standby Letter of Credit]

EXHIBIT E

[Form of Application for Documentary Letter of Credit]

EXHIBIT F

FORM OF LOAN REQUEST

                              , 200

KeyBank National Association,

 as Administrative Agent

127 Public Square

Cleveland, Ohio 44114

Attention: KCIB Loan Services

Ladies and Gentlemen:

Reference is made to the Loan and Security Agreement, dated as of March    , 2005 (as the same may be amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among K-SEA OPERATING PARTNERSHIP L.P., a Delaware limited partnership (“Borrower”), the Lenders from time to time party thereto and KEYBANK NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Trustee. Capitalized terms used herein which are not defined herein are used as defined in the Loan Agreement.

1.             Pursuant to Section 2.05 of the Loan Agreement, Borrower hereby gives notice of its intention to borrow Loans in an aggregate principal amount of $                    on                            , 200   (the “Borrowing Date”), which borrowing shall consist of the following Loans:

Type of Loan (LIBOR Or Base Rate Loan)	Amount	Initial Interest Period for LIBOR Loans
Loan	$	months
Loan	$	months
Loan	$	months

2.             The location and account to which funds are to be disbursed is the following:

3.             Such Loans shall be used for [working capital]/[vessel acquisition or capacity expansion] purposes.

4.             Borrower hereby certifies that on the date hereof and on the Borrowing Date set forth above, and after giving effect to the Loans requested hereby, (i) no Default has or shall have occurred and be continuing; (ii) the representations and warranties contained in the Loan Documents are and shall be true and correct in all material respects, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date and (iii) the aggregate Revolving Credit Exposure of all Lenders has and shall not exceed the lesser of the Borrowing Base and the aggregate Commitments of all Lenders.

IN WITNESS WHEREOF, Borrower has duly executed this Loan Request as of the date and year first written above.

K-SEA OPERATING PARTNERSHIP L.P., by its general partner K-Sea OLP GP, LLC

By:
Name:
Title:

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EXHIBIT G

FORM OF CREDIT REQUEST

                             , 200

KeyBank National Association,

  as Administrative Agent

127 Public Square

Cleveland, Ohio 44114

Attention: KCIB Loan Services

Ladies and Gentlemen:

Reference is made to the Loan and Security Agreement, dated as of March     , 2005 (as the same may be amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among K-SEA OPERATING PARTNERSHIP L.P., a Delaware limited partnership (“Borrower”), the Lenders from time to time party thereto and KEYBANK NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Trustee. Capitalized terms used herein which are not defined herein are used as defined in the Loan Agreement.

5.             Pursuant to Section 2.15 of the Loan Agreement, Borrower hereby gives notice of its request for L/C Issuer to issue on                         , 200   (the “Issuance Date”) for Borrower’s account a Letter of Credit described below:

(a)           The beneficiary of such Letter of Credit shall be                      ;

(b)           The proposed conditions under which a drawing under such Letter of Credit may be made are                  ;

(c)           The maximum amount available for drawing under such Letter of Credit shall be                                ;

(d)           Such Letter of Credit shall be denominated in                                            (5); and

(e)           The expiration date of such Letter of Credit shall be                        .

6.             Attached hereto [are (a) to the extent not previously delivered to the Administrative Agent, copies of all agreements between Borrower and the beneficiary of such Standby Letter of

(5)          Dollars or an Alternative Currency then made available by the Administrative Agent and the L/C Issuer.

Credit pertaining to the issuance of such Standby Letter of Credit and (b) a copy of the form of a Standby Letter of Credit](6)/[is a copy of the form of the application for a documentary letter of credit of the L/C Issuer].(7)

7.             Borrower hereby certifies that on the date hereof and on the Issuance Date set forth above, and after giving effect to the issuance of the Letter of Credit requested hereby, (i) no Default has or shall have occurred and be continuing; (ii) the representations and warranties contained in the Loan Documents are and shall be true and correct in all material respects, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date and (iii) the Letter of Credit Obligations has not and shall not exceed the Letter of Credit Sublimit and the aggregate Revolving Credit Exposure of all Lenders has and shall not exceed the lesser of the Borrowing Base and the aggregate Commitments of all Lenders.

IN WITNESS WHEREOF, Borrower has duly executed this Credit Request as of the date and year first written above.

K-SEA OPERATING PARTNERSHIP L.P., by its general partner K-Sea OLP GP, LLC

By:
Name:
Title:

(6)          If requested Letter of Credit is a Standby Letter of Credit.

(7)          If requested Letter of Credit is a Documentary Letter of Credit.

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EXHIBIT H

[FORM OF] SUBSIDIARY GUARANTY

THIS GUARANTY is made as of the           day of               , 200  , by                             , a                         with an office and principal place of business at                             ,                                               (the “Guarantor”), to KEYBANK NATIONAL ASSOCIATION, a national banking association with an office at 575 Fifth Avenue, New York, New York 10017 (“KeyBank”), as administrative agent for the Lenders from time to time party to the Loan Agreement defined below (in such capacity, the “Beneficiary”).

W I T N E S S E T H:

WHEREAS, K-SEA OPERATING PARTNERSHIP L.P. (“Borrower”), as borrower, is a party to the Loan and Security Agreement, dated as of March    , 2005 (as the same may be amended, supplemented or otherwise modified from time to time, being herein called “Loan Agreement”), among Borrower, the Lenders party thereto (the “Lenders”) and the Beneficiary, pursuant to which the Lenders have agreed to make loans (the “Loans”) to Borrower in order to provide funds for refinancing certain outstanding obligations of Borrower under its existing senior credit facilities, to finance the ongoing working capital and capital expenditures of Borrower, to provide for the issuance of Letters of Credit and for general corporate purposes;

WHEREAS, it is a condition precedent under the Loan Agreement, inter alia, that the Guarantor deliver to Beneficiary a guaranty in favor of Beneficiary with respect to the faithful performance by Borrower of the Loan Agreement and due and punctual payment of all amounts payable from time to time by Borrower to Beneficiary and the Lenders under the terms of the Loan Agreement, any Notes, and the other Loan Documents (as defined in the Loan Agreement); and

WHEREAS, the Guarantor is a Subsidiary (as defined in the Loan Agreement) of Borrower and has determined that it is in the corporate interests of the Guarantor that this Guaranty be given.

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and to induce Beneficiary to enter into the Loan Agreement and other Loan Documents, the Guarantor agrees as follows:

1.             All capitalized terms defined in or by reference to the Loan Agreement shall have the meaning ascribed thereto in the Loan Agreement.

2.             The Guarantor hereby absolutely, irrevocably and unconditionally guaranties to Beneficiary, its successors and assigns, as primary obligor and not merely as surety, the due and faithful payment and performance by Borrower of all the terms, covenants and conditions of the Loan Agreement, any Notes, and the other Loan Documents, as the same may hereafter be amended and supplemented. Without prejudice to the generality of the foregoing, the following are hereby guaranteed by the Guarantor:

(i)            the prompt payment when due (whether at the stated maturity or by acceleration or otherwise) of all sums, indebtedness, obligations and liabilities of Borrower to the Lenders or Beneficiary, whether now existing or hereafter incurred, arising out of or in connection with any Note or the Loan Agreement, including the Obligations set forth therein;

(ii)           any and all expenses which may be paid or incurred by the Lenders or Beneficiary in collecting any or all of the obligations and/or in enforcing any of its rights hereunder; and

(iii)          the due and punctual performance and observance, strictly in accordance with the terms of the Loan Agreement, of each of the terms, conditions, covenants, agreements and indemnities of Borrower under the Loan Agreement.

It is understood that while the amount of the Obligations guaranteed hereby is not limited, if, in any action or proceeding involving any state or federal bankruptcy, insolvency or other law affecting the rights of creditors generally, this Guaranty would be held or determined to be void, invalid or unenforceable on account of the amount of the aggregate liability of the Guarantor under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the aggregate amount of such liability shall, without any further action of Beneficiary, be automatically limited and reduced to the highest amount which is valid and enforceable as determined in such action or proceeding.

3.             If Borrower defaults in the payment of any or all sums when due to Beneficiary or the Lenders, the Guarantor as primary obligor shall forthwith pay to Beneficiary or its order the full amount due and payable (by acceleration or otherwise) in the manner required of Borrower by the Loan Agreement. All such payments shall be made without deductions, withholdings, or set-off, and shall be final and free from any claims or counterclaim of any Guarantor or Borrower against Beneficiary or any Lender.

4.             The obligations of the Guarantor under this Guaranty shall be continuing, absolute and unconditional under any and all circumstances and shall be paid by the Guarantor regardless of (a) validity, regularity, legality or enforceability of the Loan Agreement, any Notes, any of the Obligations or any collateral security or other guaranty therefor at any time or from time to time held by Beneficiary; (b) any defense, offset or counterclaim which may at any time be available to or be asserted by Borrower or any Guarantor against Beneficiary or any Lender; or (c) any other event or circumstance whatsoever which may constitute, or might be construed to constitute, an equitable or legal discharge of a surety or a guarantor, it being the purpose and intent of the Guarantor that this Guaranty and the Guarantor’s obligations hereunder shall remain

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in full force and effect and be binding upon the Guarantor and its successors until the obligations shall have been satisfied by payment in full.

5.             The Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by Beneficiary or any Lender to any of the security held for payment of the Obligations or to any balance of any deposit account or credit on the books of Beneficiary or any Lender in favor of Borrower or any other person.

6.             The Guarantor waives diligence, presentment, protest, demand for payment and/or notice of default or nonpayment to or upon Borrower or any Guarantor with respect to the Obligations. The Guarantor waives any right to require Beneficiary to marshal assets in favor of Borrower or Guarantor or any other Person.

7.             The Guarantor consents that, without the necessity of any reservation of rights against it and without notice to or further assent by it (a) the obligations and liabilities of Borrower and any other party or parties for or upon any of the Obligations, or any collateral security or guaranty therefor or right of off-set with respect thereto, may, from time to time in whole or in part, be rescinded, renewed, extended, settled, surrendered, modified, accelerated, subordinated, waived, compromised, supplemented, terminated, sold, exchanged or released; (b) any and all collateral security at any time held by Beneficiary for payment of the Obligations may be sold, exchanged or released, all without notice to or further assent by the Guarantor, who will remain bound hereunder, notwithstanding any such rescission, renewal, extension, settlement, surrender, modification, acceleration, subordination, waiver, compromise, supplement, termination, sale or exchange or release; and (c) the covenants and agreements of Borrower contained in the Loan Agreement may at any time be amended, modified, supplemented or terminated in whole or in part; all as Beneficiary may deem advisable from time to time without impairing, abridging, releasing or affecting the obligations of the Guarantor hereunder.

8.             No change in the name of, capital stock or interests in, or constitution of Borrower shall in any way affect the liability of the Guarantor under this Guaranty, and all the indebtedness owed by Borrower pursuant to the terms of the Loan Agreement and any Notes, shall be guarantied by this Guaranty notwithstanding that the incurring of such indebtedness shall be in excess of the power of Borrower or shall be in any way irregular, defective, or informal.

9.             The Guarantor shall not be entitled to prorate its obligations herein set forth or to be subrogated to any of the rights of the Beneficiary or any Lender against any other guarantor or Borrower or any collateral security held by Beneficiary for the payment of the Obligations until the elapse of one year and one day following the payment in full of all amounts owing by Borrower to Beneficiary and the Lenders and the absence as of such anniversary plus one day of any assertion by any person of a right to reversal or setting aside of any such payment or part thereof. The Guarantor expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution and any other claim which it may now or hereafter have against Borrower or any other Person directly or contingently liable for the obligations guarantied hereunder, or against or with respect to Borrower’s property (including, without limitation,

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property collateralizing the Obligations), arising from the existence or performance of this Guaranty.

10.           All rights and remedies of Beneficiary hereunder and under the Loan Agreement shall be cumulative and may be exercised singly or concurrently.

11.           The Guarantor hereby irrevocably and unconditionally waives: (a) any and all notice of the acceptance of this Guaranty; (b) any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of the reliance by Beneficiary or any Lender upon this Guaranty; (c) all notices which may be required by statute, rule of law or otherwise to preserve any rights against the Guarantor; (d) any requirement of diligence; (e) presentment, demand, protest, notice of default or non-payment; and (f) any and all defenses to payment hereunder, except the defense of payment already made.

12.           The Guarantor hereby waives and relinquishes any duty on the part of Beneficiary or any Lender (should any such duty exist) to disclose to the Guarantor any matter, fact or thing related to the business, operations or condition (financial or otherwise) of Borrower or its Affiliates or subsidiaries or their properties, whether now known or hereafter known by Beneficiary or any Lender during the life of this Guaranty.

13.           When making any demand hereunder against the Guarantor, Beneficiary may, but shall be under no obligation to, make a similar demand on any other guarantor, and any failure by Beneficiary to make such demand or to collect any payments from any such other guarantor or any release of such other guarantor shall not relieve Guarantor of its obligations and liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Beneficiary against the Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

14.           The Guarantor agrees to pay all expenses in connection with the execution and delivery of this Guaranty and its enforcement, including without limitation the payment of any stamp or similar duties, reasonable attorney fees, and other costs of collection.

15.           This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must be restored or returned by Beneficiary or any Lender upon the insolvency, bankruptcy, liquidation or reorganization of Borrower, or otherwise, all as though payment had not been made.

16.           The Beneficiary shall not have any duty to protect, secure, perfect or insure any collateral security at any time securing the payment of the Obligations. This is a guaranty of performance and payment and not merely of collection. The Guarantor hereby waives any requirement that Beneficiary make any demand, commence suit or exercise any other right or remedy under the Loan Agreement prior to enforcing its rights against the Guarantor hereunder.

The Obligations, and each of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty, and all dealings between Borrower or the Guarantor and Beneficiary and the Lenders shall likewise be conclusively presumed to have been

4

had or consummated in reliance upon this Guaranty. The Guarantor acknowledges receipt of a copy of the Loan Agreement and the Loan Documents therein described.

17.           No Changes in Guarantor. The Guarantor covenants and agrees that from and after the date hereof and so long as any of the Obligations remain outstanding, it will not (a) enter into any transaction of merger or consolidation unless it is the surviving corporation and after giving effect to such merger or consolidation its tangible net worth equals or exceeds that which existed prior to such merger or consolidation; or (b) liquidate or dissolve; or (c) sell or otherwise dispose of all or any substantial part of its assets; or (d) without limiting the generality of clause (c), sell, transfer or otherwise dispose of any interest in Borrower held by it as of the date hereof; or (e) without thirty (30) days’ prior written notice to Beneficiary, change its name or chief executive office.

18.           The Guarantor hereby represents, warrants and covenants that:

(a)           the Guarantor is duly organized, existing, and in good standing under and by virtue of the laws of the State of                       ;

(b)           the Guarantor will maintain its corporate existence and good standing under the laws of the State of                  until the principal, interest or any other sums payable by Borrower to Beneficiary under the Loan Agreement or any other document or instrument the execution of which is provided for in the Loan Agreement and the other Loan Documents have been fully and indefeasibly paid by Borrower;

(c)           the Guarantor has the necessary power and authority to give this Guaranty and to perform and observe the obligations contained herein and that this Guaranty has been validly authorized by the appropriate corporate or other action of the Guarantor and constitutes a legal, valid, and binding obligation of the Guarantor enforceable in accordance with its terms;

(d)           the giving of this Guaranty and the observance of its terms does not contravene any law, regulation, or similar enactment binding on the Guarantor, nor does the giving of this Guaranty and the observance of its terms contravene any existing mortgage, contract, or agreement binding on the Guarantor or any of its assets;

(e)           The Guarantor is not in default under any agreement or guaranty to which it is a party or by which it may be bound;

(f)            The obligations of the Guarantor under this Guaranty are unconditional and irrevocable and shall rank pari passu with all other liabilities of the Guarantor for borrowed money or for obligations that have become the direct obligations of the Guarantor; and

(g)           There are no actions, suits or proceedings before any court, tribunal or governmental body pending or threatened (i) with respect to any of the transactions contemplated by this Guaranty or (ii) against or affecting the Guarantor or any of its assets which would adversely affect Guarantor’s ability to perform hereunder. The Guarantor has not been charged with any violation of or default under any statute, decree, rule, regulations, writ or order of any court or any administrative order.

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19.           No course of prior dealings between the parties, no usage of the trade, and no parole or extrinsic evidence of any nature, shall be used or be relevant to supplement or explain or modify any term used in this Guaranty. This Guaranty and all obligations of the Guarantor hereunder shall be binding upon the successors and assigns of the Guarantor, and shall, together with the rights and remedies of Beneficiary hereunder, inure to the benefit of Beneficiary and its successors and assigns, and of the Lenders and their respective successors and assigns. The invalidity, illegality or unenforceability of any provision of this Guaranty shall not affect the validity, legality or enforceability of any other provision of this Guaranty.

20.           The Guarantor agrees that this Guaranty covers all Obligations of Borrower to Beneficiary and the Lenders, including, but not limited to, any Obligation, which arises due to the performance or exercise of rights by Beneficiary acting in a capacity as administrative agent [or collateral trustee] or collateral agent or otherwise.

21.           This Guaranty inures to the benefit of the Beneficiary, its successors and assigns, and of the Lenders and their respective successors and assigns. The Beneficiary may assign its rights hereunder to any other Person who becomes a Beneficiary by amendment or assignment by the Beneficiary, of the Loan Agreement or an interest therein.

THIS WRITING CONTAINS THE COMPLETE, FINAL AND EXCLUSIVE STATEMENT OF THE TERMS OF THE AGREEMENT BETWEEN THE GUARANTOR AND BENEFICIARY RELATING TO THIS GUARANTY.

THIS GUARANTY SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF VALIDITY, CONSTRUCTION AND ENFORCEMENT.

THE GUARANTOR HEREBY IRREVOCABLY CONSENTS AND AGREES THAT ANY LEGAL ACTION, SUIT, OR PROCEEDING ARISING OUT OF OR IN ANY WAY IN CONNECTION WITH THIS GUARANTY MAY BE INSTITUTED OR BROUGHT IN THE COURTS OF THE STATE OF NEW YORK, IN THE COUNTY OF NEW YORK, OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AS BENEFICIARY MAY ELECT, AND BY EXECUTION AND DELIVERY OF THIS GUARANTY, THE GUARANTOR HEREBY IRREVOCABLY ACCEPTS AND SUBMITS TO, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF ANY SUCH COURT, AND TO ALL PROCEEDINGS IN SUCH COURTS. THE GUARANTOR IRREVOCABLY CONSENTS TO SERVICE OF ANY SUMMONS AND/OR LEGAL PROCESS BY REGISTERED OR CERTIFIED UNITED STATES AIR MAIL, POSTAGE PREPAID, TO THE GUARANTOR AT THE ADDRESS SET FORTH ABOVE, SUCH METHOD OF SERVICE TO CONSTITUTE, IN EVERY RESPECT, SUFFICIENT AND EFFECTIVE SERVICE OF PROCESS IN ANY SUCH LEGAL ACTION OR PROCEEDING. NOTHING IN THIS GUARANTY SHALL AFFECT THE RIGHT OF BENEFICIARY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR LIMIT THE RIGHT OF BENEFICIARY TO BRING ACTIONS, SUITS OR PROCEEDINGS IN THE COURTS OF ANY OTHER JURISDICTION. THE GUARANTOR FURTHER AGREES

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THAT FINAL JUDGMENT AGAINST IT IN ANY SUCH LEGAL ACTION, SUIT OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES OF AMERICA, BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND THE AMOUNT OF THE LIABILITY.

BY ITS SIGNATURE WRITTEN BELOW, THE GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY, THE LOAN DOCUMENTS OR THE TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

* * *

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IN WITNESS WHEREOF the Guarantor has caused this Guaranty to be executed by its duly authorized officer as of the day and year first above written.

By:
Name:
Title:

Accepted:

KEYBANK NATIONAL ASSOCIATION as Administrative Agent

By:
Name:
Title:

K-Sea Subsidiary Guaranty Signature Page

SCHEDULE 1.01

Pool Vessels

NO.	VESSEL NAME	OFFICIAL NO.

	Double Hull Barges

1.	DBL 151	641082
2.	DBL 152	644380
3.	DBL 155	556673
4.	DBL 140	1090503
5.	DBL 70	540401
6.	DBL 31	1079242
7.	DBL 32	1087118
8.	DBL 17	1065655
9.	DBL 18	1065657
10.	DBL 19	1065658
11.	DBL 53	500121

	Single Hull Barges

12.	KTC 80	643281
13.	KTC 71	563364
14.	KTC 60	630272

	Tugs

15.	Rebel	570047
16.	Yankee	571215
17.	Irish Sea	520685
18.	Viking	541711
19.	Lincoln Sea	1084513
20.	Beaufort Sea	536836
21.	Tasman Sea	578207
22.	Adriatic Sea	590232
23.	Coral Sea	550670
24.	Java Sea	636105
25.	Baltic Sea	551908
26.	Bering Sea	569665

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SCHEDULE 2.01

Commitments

Bank	Commitment
KeyBank National Association	$40,000,000.00
LaSalle Bank National Association	$20,000,000.00
Citizens Bank of Pennsylvania	$20,000,000.00

Aggregate Commitments	$80,000,000.00

Schedule 4.06

Environmental Compliance

None

Schedule 4.14

Charters

                Bareboat Charter, dated January 14, 2004, between the Borrower and K-Sea Transportation Inc., covering vessels including the following vessels:

DBL 17, Official No. 1065655

DBL 18, Official No. 1065657

DBL 31, Official No. 1079242

DBL 32, Official No. 1087118

Schedule 5.01

Existing Indebtedness

                1.      Participation and Loan and Security Agreement dated as of January 14, 2004, as amended, modified or supplemented, among the Borrower, The CIT Group/Equipment Financing, Inc. ("CIT") and KeyBank, N.A. as Lenders.

                2.      Loan and Security Agreement, dated as of January 29, 2004, as amended, modified or supplemented, between the Borrower and CIT.

                3.      Loan Agreement, dated as of May 28, 2004, as amended, modified or supplemented, between the Borrower and Citizens Leasing Corporation, a Rhode Island corporation.